Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

REGENERATION TECHNOLOGIES, INC.,

ROCKETS FL CORP.

AND

TUTOGEN MEDICAL, INC.

Dated as of November 12, 2007

i

(continued)

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A -    Exchange Procedures

Exhibit B -    Bylaws of Parent

Exhibit C -    Board of Directors of Parent

Exhibit D -    Guy L. Mayer Employment Agreement

SCHEDULES

Company Disclosure Memorandum

Parent Disclosure Memorandum

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of November 12, 2007 by and among Regeneration Technologies, Inc. a Delaware corporation (“Parent”), Rockets FL Corp., a Florida corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Tutogen Medical, Inc., a Florida corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Company combine with Parent in order to advance each of their long-term business interests; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the Florida Business Corporation Act (the “FBCA”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the stockholders of the Company becoming stockholders of Parent;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders and has determined to recommend to its stockholders approval and adoption of this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent has approved, and has determined to recommend to its stockholders approval of the issuance of shares of Parent Common Stock in connection with the Merger (the “Stock Issuance”) and the amendment of the Parent certificate of incorporation to increase the authorized number of shares of Parent Common Stock from 50,000,000 to 150,000,000 (the “Charter Amendment”); and,

WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1.	DEFINITIONS

1.1 Definitions. Each of the following terms is defined in the Section set forth opposite such term.

Acquisition Agreement	5.3(f)
AdvaMed Code	3.20(i)
Affiliate	9.11(a)

Agreement	Preamble
AMEX	6.2(a)
Antitrust Laws	6.5(c)
Articles of Merger	2.3
Assignment	3.13(a)
Assumed Stock Option	2.9(a)
Biologic	3.20(a)
Business Day	2.2
Charter Amendment	Recitals
Closing	2.2
Closing Average	2.12
Closing Date	2.2
Code	Recitals
Company	Preamble
Company Assets	3.16
Company Board Recommendation	3.3(c)
Company Certificate	2.7(b)
Company Common Stock	2.7(a)
Company Disclosure Memorandum	Article 3
Company Employees Plans	3.11(a)
Company Intellectual Property	3.13(a)
Company Material Contracts	3.14
Company Material Adverse Effect	Article 3
Company NOL	3.10(m)
Company Preferred Stock	3.2(a)
Company Required Vote	3.3(b)
Company Rights Agreement	3.25
Company SEC Reports	3.6(a)
Company Securities	3.2(b)
Company Stock Options	2.9(a)
Company Stock Plans	3.2(b)
Company Stockholder Meeting	3.24(b)(i)
Company Termination Fee	8.3(b)
Company Warrant	3.2(b)
Competing Proposal	5.3(a)
Confidentiality Agreement	6.4(b)
Control	9.11(b)
Copyrights	3.13(a)
DGCL	2.17(a)
Drug	3.20(a)
ECMR	6.5(c)
Effective Time	2.3
Environmental Laws	3.12(d)(i)
Environmental Permits	3.12(d)(ii)
ERISA	3.11(a)
ERISA Affiliate	3.11(c)

Exchange Act	3.4
Excluded Shares	2.8
FBCA	Recitals
FDA	3.20(a)
FDCA	3.20(a)
GAAP	Article 3
Governmental Entity	3.4
Hazardous Materials	3.12(d)(iii)
HSR Act	3.4
Human Tissue Intended for Transplantation	3.20(a)
Indemnified Party	6.10(b)
Intellectual Property	3.13(a)
Interim Period	5.1(a)
IP Contracts	3.13(a)
IRS	3.10(n)(i)
Knowledge	9.11(c)
Law	2.6
Legal Restraint	7.1(f)
License	3.13(a)
Licensed Property	3.13(a)
Liens	3.1
Medical Device	3.20(a)
Merger	Recitals
Merger Consideration	2.7(b)
Merger Sub	Preamble
Merger Sub Common Stock	2.10
New Company Proposal	5.3(g)
New Parent Proposal	5.3(f)
NGM	2.12
Order	5.3(c)
Other Filings	6.1(b)
Outside Date	8.1(b)
Owned Property	3.13(a)
Parent	Preamble
Parent Assets	4.16
Parent Board Recommendation	4.3(c)
Parent Common Stock	2.7(a)
Parent Disclosure Memorandum	Article 4
Parent Employee Plans	4.11(a)
Parent Intellectual Property	4.13(a)
Parent IP Contracts	4.13(a)
Parent Licensed Property	4.13(a)
Parent Material Adverse Effect	Article 4
Parent Material Contracts	4.14
Parent NOL	4.10(m)
Parent Owned Property	4.13(a)

Parent Required Vote	4.3(b)
Parent SEC Reports	4.6(a)
Parent Stock Options	4.2(b)
Parent Stock Plans	4.2(b)
Parent Stockholder Meeting	3.24(b)(ii)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	3.13(a)
Permits	3.9
Person	9.11(d)
Proxy Statement	3.24(b)(ii)
Registration Authority	3.13(a)
Registered Intellectual Property	3.13(a)
Registration Statement	3.24(a)
Regulated Products	3.20(a)
Release	3.12(d)(iv)
Representative	5.3(a)
SEC	3.4
Securities Act	3.6(a)
Social Security Act	3.20(f)
SOX	3.6(a)
Stock Exchange Ratio	2.7(a)
Stock Issuance	Recitals
Subsidiary	3.1
Superior Competing Proposal	5.3(e)
Surviving Corporation	2.1
Taxes	3.10(n)(i)
Taxing Authority	3.10(n)(i)
Tax Return	3.10(n)(ii)
Third Party	5.3(a)
Trade Secrets	3.13(a)
Trademarks	3.13(a)
Transactions	Article 3
Transaction Document	Article 3

2.	THE MERGER.

2.1 The Merger. At the Effective Time (as defined in Section 2.3), in accordance with the FBCA and the terms and conditions of this Agreement, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, (iii) the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Florida as a wholly owned subsidiary of Parent, and (iv) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 8, and subject to the satisfaction or waiver (subject to applicable law), as the case may be, of the conditions set forth in Section 7, the closing of the Merger and other Transactions (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Section 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied, or waived in accordance with Section 8.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 unless another place is agreed to in writing by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a legal holiday on which banks are closed in New York, New York.

2.3 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with Section 607.1105 of the FBCA articles of merger with the Department of State of the State of Florida (the “Articles of Merger”), together with any required related certificates. The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

2.4 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 607.1106 of the FBCA.

2.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and without further action on the part of the Parties, (i) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the FBCA and (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the FBCA.

2.6 Directors and Officers. Subject to the requirements of federal, state, local or foreign statute, law, regulation, legal requirement or rule, ordinance, code decree, or judgment of any Governmental Entity (as such term is defined in Section 3.4 of this Agreement), including any judicial or administrative interpretation thereof (“Law”), the directors and officers of Merger Sub immediately prior to the Closing shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

2.7 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Subject to Section 2.8, each share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as defined below) shall be converted automatically into the right to receive 1.220 (the “Stock Exchange Ratio”) fully paid and non-assessable shares of common stock of Parent, $0.001 par value per share (“Parent Common Stock”).

(b) At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the shares of Parent Common Stock such holder is entitled to receive pursuant to this Section 2.7 together with cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.12 hereof, in each case without interest (such shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock being referred to herein as the “Merger Consideration”).

2.8 Cancellation of Shares. At the Effective Time, each share of Company Common Stock either owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Company or Parent (as defined in Sections 3.1 and 4.1 respectively) immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.

2.9 Company Stock Options.

(a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the “Company Stock Option”) shall be assumed by Parent (each an “Assumed Stock Option”) and, subject to the adjustments described below, shall become an option to purchase shares of Parent Common Stock on substantially the same terms and conditions as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each Assumed Stock Option will be equal to the number of shares of Company Common Stock subject to the corresponding outstanding Company Stock Option multiplied by the Stock Exchange Ratio, rounded down to the nearest whole share, and the exercise price per share of Parent Common Stock covered by each Assumed Stock Option will be equal to the exercise price per share of Company Common Stock subject to the corresponding Company Stock Option divided by the Stock Exchange Ratio, rounded up to the nearest whole cent.

(b) Following the Effective Time, Parent shall deliver to the participants in the Company Stock Plans holding Assumed Stock Options an appropriate notice setting forth such participants’ rights pursuant to the Assumed Stock Option, as provided in this Section 2.9.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Assumed Stock Options. Within twenty (20) Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the Parent Common Shares subject to such Assumed Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as Assumed Stock Options covering such shares remain outstanding.

(d) Prior to the Effective Time, the Company Board of Directors will adopt such resolutions and take such other and further actions as are required or reasonably requested by Parent in order to ensure that the assumption of the Company Stock Options, as aforesaid, complies and is otherwise consistent with the Company’s stock option plans, the applicable stock option agreements, the intent and purposes of this Agreement and the provisions of applicable law. The Company and Parent shall each take such corporate action reasonably necessary to cause the assumption of the Company Stock Options to be exempt transactions under Rule 16b-3 of the Exchange Act.

2.10 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, $0.01 par value per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

2.11 Adjustments. The Stock Exchange Ratio shall be appropriately adjusted, at any time and from time to time, to fully reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to Parent Common Stock or, if permitted by the terms of Section 5.1, Company Common Stock, as the case may be, occurring (or for which a record date occurs) during the Interim Period (as defined in Section 5.1).

2.12 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount, less the amount of withholding taxes which may be required thereon as contemplated by subsection (f) of Exhibit A hereto, equal to such fractional part of a share of Parent Common Stock multiplied by the Closing Average. For purposes of this Agreement, the “Closing Average” shall be equal to the volume weighted average closing price per share of Parent Common Stock (rounded up to the nearest cent) on the Nasdaq Global Market (“NGM”) for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date.

2.13 Exchange of Certificates, Etc. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth in Exhibit A attached hereto, which is incorporated by reference herein as if set forth in full.

2.14 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent (as defined in Exhibit A), Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or any amount of cash properly delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.15 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

2.16 Reorganization Treatment. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent, the Company and Merger Sub have taken no actions and will take no actions, nor have they failed to take any actions or will they fail to take any actions, either before or after the Closing, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization. Each of Parent, the Company and Merger Sub shall report the Merger for income tax purposes as a reorganization and will take no position in any Return or Tax proceeding inconsistent with treatment of the Merger as a reorganization, unless required to by Law.

2.17 Parent Governance.

(a) The Parent certificate of incorporation as in effect immediately prior to the Effective Time, as amended pursuant to the Charter Amendment, shall thereafter be the certificate of incorporation of Parent, until amended in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and such certificate of incorporation. Prior to the Effective Time, Parent shall take all actions necessary to adopt the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit B.

(b) On or prior to the Effective Time, the Parent Board of Directors shall cause the number of directors that will constitute the full Parent Board of Directors at the Effective Time to be twelve. At the Effective Time, the members of the Parent Board of Directors and the class of the Parent Board of Directors in which each such member shall serve shall be as set forth on Exhibit C.

(c) Effective as of the Effective Time: (i) Brian K. Hutchison shall continue to serve as the Chairman of the Board and Chief Executive Officer of Parent, (ii) Guy L. Mayer shall become and serve as the President and a director of Parent, subject to and in accordance with the Parent Bylaws, (iii) Thomas F. Rose shall continue to serve as the Vice President, Chief Financial Officer and Secretary of Parent, and (iv) L. Robert Johnston, Jr. shall become and serve as Vice President – Finance of Parent. Parent shall enter into an Employment Agreement with Mr. Mayer in the Form of Exhibit D.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Memorandum”), the Company represents and warrants to Parent that the statements contained in this Section 3 are true, complete and correct. The Company Disclosure Memorandum shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 3. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, properties, assets (including intangible assets), condition (financial or otherwise), capitalization, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub or the Company pursuant hereto or in connection with such transactions (each, a “Transaction Document” and collectively, the “Transaction Documents”), including the Merger (collectively, the “Transactions”) excluding any changes, events or effects that result from: (i) any change in the market price or trading volume of the capital stock of the Company after the date hereof; (ii) any adverse change, event, development or effect arising from or relating to general business or economic conditions (including prevailing interest rate and stock market levels) and the general state of the industries and market sectors in which the Company operates that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (iii) any adverse change, event, development, or effect arising from or relating to any change in accounting principles generally accepted in the United States of America (“GAAP”) that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (iv) any adverse change, event, development or effect arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world; and (v) any adverse change, event, development or effect arising from or relating to Law that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other industry participants. In the event of any litigation regarding clauses (i) – (v) of the foregoing sentence, the Company shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Company Material Adverse Effect. The term “Subsidiary”, with respect to any Person, means any corporation or other legal entity of which such Person Controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. The Company Disclosure Memorandum lists each Subsidiary of the Company. The Company has delivered to Parent complete and correct copies of its articles of incorporation and by-laws and the articles or certificates of incorporation and by-laws (or comparable charter documents) of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company, the Board of Directors of the Company and the committees of its Board of Directors, in each case held since January 1, 2003 and as of the date hereof. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary of the Company. Except for ownership of less than 1% in any publicly traded company and the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. No Subsidiary of the Company owns any shares of Company Common Stock.

3.2 Capital Structure

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”) .

(b) As of the close of business on November 12, 2007: (i) 19,201,939 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Preferred Stock were outstanding (iv) 2,007,700 shares of Company Common Stock were duly reserved for future issuance pursuant to outstanding Company Stock Options pursuant to the Company’s 1996 Stock Option Plan, as amended to date, and 2006 Incentive and Non-Statutory Stock Option Plans (collectively, the “Company Stock Plans”); and (v) 175,000 shares of Company Common Stock were duly reserved for future issuance pursuant to the exercise of a warrant to purchase shares of Company Common Stock (the “Company Warrant”). Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company (“Company Securities”) authorized, issued, reserved for issuance or otherwise outstanding. The Company Warrant shall be automatically exercised pursuant to Section 2(c) of the Company Warrant at 5:00 p.m. Eastern Time on the day prior to the Closing Date.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options, and the Company Warrant will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Company has no outstanding shares of Company Common Stock that are subject to a right of repurchase that will survive the Merger.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

(e) The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and the Company Warrant outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting. No Company Stock Option (i) has a per share exercise price lower than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries.

(f) All of the issued and outstanding shares of Company Common Stock and the issued and outstanding Company Warrant and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws and the applicable Company Stock Plan.

(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Company, other than rights of repurchase of Company Common Stock pursuant to agreements entered into in connection with the Company Stock Plans between the Company and the holder of such shares of Company Common Stock. Except as described in this Section 3.2, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course cash payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Transactions) of the Company or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

(h) There are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

3.3 Corporate Authorization; Voting Requirements. (a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the stockholders of the Company adopting this Agreement at the Company Stockholder Meeting, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding agreement of Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (the “Company Required Vote”).

(c) The Board of Directors of the Company at a meeting duly called and held has, by unanimous vote of the directors, (i) approved and adopted this Agreement and the Transactions, which approval and adoption has not been rescinded or modified, (ii) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend this Agreement and the Transactions to its stockholders for approval and adoption (the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions be submitted to its stockholders for consideration in accordance with this Agreement.

3.4 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other Laws, (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement relating to the Company Stockholder Meeting (as amended or supplemented from time to time), and (ii) such reports under the Securities Exchange Act of 1934, as amended (including such rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (c) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws.

3.5 Non-contravention. The execution, delivery and performance of this Agreement by the Company do not and, subject to obtaining stockholder adoption of this Agreement, the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of the Company, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clause (d), for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 SEC Reports; Financial Statements. (a) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC since January 1, 2004 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (including such rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Reports filed after January 1, 2004 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities, obligations or impaired assets of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities identified as such in the “liabilities” column of the balance sheet contained in the Company’s Form 10-Q filed with the SEC on August 14, 2007, and (ii) normal and recurring current liabilities that have been incurred by Company or its Subsidiaries since September 30, 2007 in the ordinary course of business and consistent with past practices.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f) The Company has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For the purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

3.7 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since September 30, 2006, (a) the Company has conducted its business only in the ordinary course, (b) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action contemplated by Section 5.1(a) hereof.

3.8 Litigation. There is no investigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their assets (including, but not limited to, Company Intellectual Property), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

3.9 Compliance with Laws. The Company and its Subsidiaries have been, and currently are, in compliance in all material respects with all applicable Laws (provided that no representation or warranty is made in this Section 3.9 with respect to Environmental Laws, which are separately addressed in Section 3.12 hereof, or with respect to authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder, which are separately addressed in Section 3.20 hereof). Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the absence of such Permits, individually or in the aggregate, are not or would not be material. There has been no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permits. The Merger, in and of itself, would not reasonably be expected to cause the revocation or cancellation of any Permit.

3.10 Taxes. (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, with the appropriate Taxing Authority all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on the Company’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and there are no disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that (i) are pending or (ii) have been threatened in writing (or, to the knowledge of the Company, otherwise threatened). Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported (including, without limitation, pursuant to Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and Treasury regulations thereunder, and comparable provisions under any other Laws).

(d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on the Company’s consolidated financial statements adequate to pay all Taxes of the Company and each of its Subsidiaries not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability to any Person under Treasury regulation Section 1.1502-6 or any similar provision of Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, or by contract, agreement or other arrangement.

(f) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) The Company is not now and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any of its Subsidiaries has engaged in any intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 for which any income or gain remains unrecognized or deferred and no excess loss account within the meaning of Treasury regulation Section 1.1502-19 exists with respect to the stock of any of the Subsidiaries of the Company.

(i) Neither the Company nor any of its Subsidiaries has agreed to or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(j) No claim has ever been made by any Taxing Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury regulation Section 1.6011-4.

(l) No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(m) Section 3.10(m) of the Company Disclosure Memorandum accurately sets forth as to the Company and each of its Subsidiaries (i) the amount of any unused research and development, investment or other Tax credits of the Company or any of its Subsidiaries for federal income Tax, alternative minimum Tax or any other Tax purposes (including dates of expiration of such items, and any limitations on the use of such items), (ii) the amount, as of the date of this Agreement, of the net operating loss deduction (within the meaning of Section 172(a) of the Code and the applicable Treasury regulations thereunder), detailing separately any amounts defined as specified liability loss amounts under Section 172(f) of the Code, that may be carried forward or backward by the Company or such Subsidiary (the “Company NOL”), (iii) the dates of expiration of the Company NOL or any portion thereof and the amounts expiring on each such date, (iv) a full description of each limitation on the amount or usage of the Company NOL under (A) Section 381, 382, 383 or 384 of the Code or any regulation promulgated under any of such Sections (including, but not limited to, each limitation as a result of an ownership change within the meaning of Section 382 of the Code and regulations thereunder and, for each ownership change, the date and amount of the limitation and the methodology used to calculate the limitation), (B) any regulation promulgated under Section 1502 of the Code, or (C) any election made by or on behalf of the Company or such Subsidiary, and (v) information comparable to the foregoing as determined for state, local or foreign income tax purposes in each jurisdiction where the Company or a Subsidiary is required to file a franchise or income tax return.

(n) As used herein,

(i) “Taxes” shall mean any and all taxes, charges, fees, levies, duties, imposts or other similar assessments, including income, gross receipts, estimated, gains, ad valorem, minimum, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, business, transfer, recording, stamp, fees and charges, and any other taxes, assessments or similar charges imposed by the United States Internal Revenue Service (“IRS”) or any other federal, state, cantonal, provincial, county, local or national Governmental Entity (whether domestic or foreign) or any subdivision or taxing agency thereof (including a United States possession) (a “Taxing Authority”), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, imposts or other assessments, as well as any obligations under any contracts, agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury regulation §1.1502-6 or comparable provisions of Law) and including any liability for Taxes as a transferee or successor, by contract or otherwise; and

(ii) “Tax Return” shall mean any form, report, return, document, declaration or other information or filing required to be supplied (including any electronic submissions) to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, amended or corrected returns, any documents required to accompany the required filings, any principal documentation (as described in Treasury regulation §1.6662-6(d)(2)(iii)(B) or similar state or foreign jurisdiction provisions) that was prepared to support transfer pricing methodologies, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such form, report, return, document, declaration or other information.

(o) As of the Effective Time, Company will hold assets representing at least ninety percent (90%) of the fair market value of Company’s net assets and at least seventy (70%) of the fair market value of Company’s gross assets held by Company immediately prior to the Effective Time. For purposes of this representation, the following assets will be included as assets of Company held by Company immediately prior but not subsequent to the Effective Time: (i) assets disposed of by Company prior to the Merger and in contemplation thereof (including without limitation any asset disposed of other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time and beginning with commencement of negotiations (whether formal or informal) with Parent regarding the Merger), (ii) assets used to pay expenses or liabilities incurred in connection with the Merger; and (iii) assets used by Company to make distributions, redemptions, or other payments in respect of Company Common Stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made as part of an overall plan of which the Merger is a part.

(p) Neither Company nor any person related to Company within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any Company Common Stock prior to and in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(q) To the best knowledge of the management of Company, there is no plan or intention on the part of any stockholder of the Company to sell, exchange or otherwise transfer ownership of any Parent Common Stock received in the Merger to Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(5)), directly or indirectly, other than through open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger.

3.11 Company Employee Plans. (a) Section 3.11(a) of the Company Disclosure Memorandum lists each material “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each other employment, severance, incentive, retention, consulting, change-in-control, fringe benefit, collective bargaining, deferred compensation, or other compensatory plan, policy, agreement or arrangement which is made or maintained with or for the benefit of any current or former employee, director or other personnel of other employment, severance, change in control, salary continuation, bonus, incentive, insurance, retention, consulting, fringe benefit, collective bargaining, deferred compensation or other compensatory plan, policy, agreement or arrangement that is maintained with or for the benefit of any current or former employee, consultant, director or other personnel of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any direct or indirect liability (collectively, the “Company Employee Plans”). The Company has delivered to Parent true and complete copies of each Company Employee Plan document, and, as applicable, true and complete copies of (1) any related trust agreements, insurance contracts or other funding agreements or arrangements, (2) the most recent summary plan description and any summary of material modifications, (3) the most recent determination letter or opinion letter issued by the IRS and any pending application for a determination letter or opinion letter, (4) the last two Form 5500 filings, (5) applicable nondiscrimination testing for the two (2) most recent Company Employee Plan years, and (6) the most recent audited financial statement and actuarial valuation.

(b) Each Company Employee Plan which is a funded employee pension plan within the meaning of Section 3(2) of ERISA satisfies the requirements of Section 401(a) of the Code and each related trust or other funding vehicle is exempt from tax under Section 501(a) of the Code. Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code. No compensation paid or required to be paid under any Company Benefit Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. All equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with applicable law, accounting rules and stock exchange requirements.

(c) With respect to any Company Employee Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred. Neither the Company nor any Subsidiary has sponsored, participated in or contributed to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Company, any Subsidiary of the Company nor any entity that, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute or otherwise participated under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or employee pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 or 4971 of the Code.

(d) No Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, consultants or other personnel of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than group health plan continuation coverage mandated by applicable Law.

(e) There are no pending or, to the Company’s knowledge, threatened, claims, lawsuits, arbitrations, investigations or audits asserted or instituted against any Company Employee Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of an Company Employee Plan, other than routine claims for benefits.

(f) All contributions, premium and benefit payments required to be made under or in connection with each Company Benefit Plan through the date hereof have been made or properly accrued.

(g) Except as otherwise specified in Section 3.11(g) of the Company Disclosure Memorandum, the consummation of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the

Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit. There are no agreements between the Company and any director, officer or employee pursuant to which the Company would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the Transactions (whether alone or in combination with a termination of employment or other event). No payments required to be made after the date hereof, whether as a result of the consummation of the Transactions or otherwise, will be non-deductible by reason of Section 162(m) of the Code.

(h) Each Company Employee Plan, if any, which is maintained outside of the United State has been operated in all material respects in conformance with the applicable statutes or governments regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States.

(i) Except as set forth in Company Disclosure Memorandum, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate. Except as set forth in the Company Disclosure Memorandum, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(j) With respect to each Company Employee Plan, other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan.

3.12 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding, and no action, suit, proceeding or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened by any Governmental Entity or any other Person regarding or alleging any violation of or noncompliance with any Environmental Law by the Company or any of its Subsidiaries or liability under any Environmental Law of the Company or any of its Subsidiaries;

(ii) there are no conditions, facts or circumstances existing or at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would reasonably be expected to prevent or interfere with compliance with Environmental Laws or give rise to liability under any Environmental Law in the future;

(iii) the Company and its Subsidiaries currently are, and to the knowledge of the Company have been, in compliance with all applicable Environmental Laws in effect and have all Environmental Permits necessary for the ownership, lease and operation of their properties and assets and for the conduct of their businesses as currently conducted;

(iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person has treated, stored or disposed of any Hazardous Materials at, on or beneath any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries except in compliance with Environmental Laws; and

(v) there has been no Release or threatened Release of any Hazardous Materials at, under, onto or from any property currently owned, leased or operated, or to the knowledge of the Company, formerly owned, leased or operated, by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other location, including any location at which any Hazardous Materials used or generated by the Company or any of its Subsidiaries have been stored, treated or disposed.

(b) The Company has delivered, or caused to be delivered, to Merger Sub true and complete copies of all environmental reports and studies of which the Company has knowledge or were conducted by, at the expense of or otherwise on behalf of or are in the possession of the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned by the Company or its Subsidiaries.

(d) As used herein,

(i) “Environmental Laws” means any federal, state, local or foreign law, statute, ordinance, regulation, rule, order, judgment or decree or other requirement of any Governmental Entity existing and in effect on the Closing Date relating to the environment, natural resources or the protection of human health, including the manufacture, transportation, storage, distribution in commerce, use or Release of Hazardous Materials including, but not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto;

(ii) “Environmental Permits” means all Permits required under Environmental Laws;

(iii) “Hazardous Materials” shall mean any hazardous or toxic material, substance or waste, contaminant, medical waste, special waste, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl, radioactive material, or other compound, element, material or substances in any form (including products) regulated under any applicable Environmental Law; and

(iv) “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, spill, leak, discharge, disposal or emission.

3.13 Intellectual Property. (a) For purposes of this Agreement, the term (i) “Intellectual Property” shall mean any and all of the following: U.S. and non-U.S. (A) patents, utility models and applications therefor (including provisional applications, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations and equivalents thereof throughout the world (collectively, “Patents”), (B) trade secrets, know-how, invention disclosures, proprietary information, inventions, discoveries, improvements, technology (including, without limitation, allograft, and xenograft technology), technical data, formulas and research and development, whether patentable or not (collectively, “Trade Secrets”), (C) trademarks, service marks, trade names, trade dress, logos, commercial symbols, internet domain names, registrations and applications for any of the foregoing and the goodwill associated with any of the foregoing (collectively, “Trademarks”), (D) copyrights, mask works, integrated circuit topographies, registrations and applications therefor, and equivalents thereof throughout the world (collectively, “Copyrights”), and (E) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (ii) “IP Contracts” shall mean all contracts or agreements to which the Company or any of its Subsidiaries is a party or beneficiary that assigns, sells, grants, or otherwise conveys (each individually, an “Assignment”) or licenses, waives, options, covenants not to enforce or otherwise obligates (each individually, a “License”) any rights under, in or to any Intellectual Property; (iii) “Registered Intellectual Property” shall mean any and all Intellectual Property that is the subject matter of an application, election, designation, certificate, filing, registration, recordation, acknowledgement, document or other communication issued by, filed with, or recorded by any Governmental Entity or other Person primarily responsible for issuing, filing or recording any of the foregoing (such Governmental Entity or other Person, a “Registration Authority”); (iv) “Owned Property” shall mean all Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (v) “Licensed Property” shall mean all Intellectual Property that is licensed to the Company and its Subsidiaries other than the Owned Property; and (vi) “Company Intellectual Property” shall mean the Owned Property and the Licensed Property.

(b) Section 3.13(b)(i) of the Company Disclosure Memorandum sets forth a complete and accurate list of all Registered Intellectual Property that is Company Intellectual Property, and, to the knowledge of the Company, all Trademarks that are not Registered Intellectual Property and that are Owned Property; provided, however, that such list shall not include any applications for any Company Intellectual Property. Section 3.13(b)(ii) of the Company Disclosure Memorandum sets forth, as of the date hereof, to the knowledge of the Company, a complete and accurate list of IP Contracts; provided, however, that such list need not include immaterial “shrink-wrap”, “click-wrap” and similar widely available, off-the-shelf commercial software licenses or employment agreements or Intellectual Property assignments from the Company’s officers, former officers, directors, former directors, employees, former employees, consultants, or former consultants. The Company has delivered or made available to Parent correct and complete copies of all IP Contracts. All Company Intellectual Property is either (x) owned solely and exclusively by the Company or a Subsidiary of the Company free and clear of all Liens, or (y) licensed to the Company or a Subsidiary of the Company free and clear of all

Liens and royalty, payment or other consideration obligations (except for royalty, payment or other consideration obligations expressly described in the IP Contracts listed on Section 3.13(b)(ii) of the Company Disclosure Memorandum or commercially reasonable payment obligations with respect to IP Contracts not required to be listed on Section 3.13(b)(ii) of the Company Disclosure Memorandum). To the knowledge of the Company, the Company has obtained from all Persons who are inventors or authors of, or have otherwise participated in the discovery or creation of, the Owned Property, effective assignments to the Company or one of its Subsidiaries of all rights, title and interest under, in and with respect thereto (other than with respect to copyrightable works the Company hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, as amended, or equivalent non-U.S. law), and it is not necessary to use any Intellectual Property of any such Persons made prior to their engagement or employment by the Company or any of its Subsidiaries in connection with the use or exercise of any right under such Owned Property, that has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no director, officer, consultant or employee of the Company or any Subsidiary is subject to any agreement with any other Person or Governmental Entity which requires such director, officer, consultant or employee to assign, license or otherwise convey any right or interest in inventions or other Intellectual Property to any Persons other than the Company or its Subsidiaries in violation of such director’s, officer’s, consultant’s or employee’s assignment agreement with the Company. To the knowledge of the Company, all fees, annuities, royalties, honoraria, payments and other forms of consideration which are due from the Company to any party to an IP Contract on or before the date hereof have been paid, and all such fees, annuities, royalties, honoraria, payments and other forms of consideration which are due from the Company to any party to an IP Contract after the date hereof but before the Closing will have been paid by Closing. To the knowledge of the Company, other than through an IP Contract listed in Section 3.13(b)(ii) of the Company Disclosure Memorandum (or through an IP Contract not required to be listed in Section 3.13(b)(ii) of the Company Disclosure Memorandum), no Person, including any academic organization or Governmental Entity, possesses any rights, title or interest to or in the Company Intellectual Property which, if exercised, could enable such Person to license, provide, develop or market products or services competitive to those of the Company or its Subsidiaries. To the knowledge of the Company, the Company Intellectual Property includes all the Intellectual Property that is used in or is necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted or as conducted in the past.

(c) To the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective current operations, products, services or promotional activities or communications related thereto infringes, misappropriates, or violates or otherwise conflicts with, or has infringed, misappropriated, or violated any valid Intellectual Property of any Person to an extent which has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the execution, performance and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other Transactions and compliance by the Company or its Subsidiaries with the provisions of this Agreement will not, (i) conflict with, or result in any violation, impairment or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, or result in any claim of abandonment of, any Company Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Company Intellectual Property, (iii) subject the Company or any of its Subsidiaries to any fees or increase in royalties, payments or other consideration in respect of any Company Intellectual Property, (iv) materially diminish any royalties, payments or other consideration the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, (v) result in a violation, waiver or breach of, or default (with or without notice or lapse of time, or both) under, any IP Contract, or (vi) impair in any way the right of Parent or Surviving Corporation to make, use, sell, offer to sell, import or export any products, processes or services covered by any Company Intellectual Property, and which has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, no proceedings or claims in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Company Intellectual Property are pending, and none have been served by, instituted or asserted by the Company or any such Subsidiary, nor are any proceedings threatened alleging any such infringement, misappropriation or violation. To the knowledge of the Company, there are no breaches, defaults or waivers of or any disputes or threatened disputes concerning any of the IP Contracts. To the knowledge of the Company, no proceedings, claims, threats or allegations have been communicated and none have been served by, instituted or asserted by a third party alleging that the License or Assignment of the Company Intellectual Property is in conflict with the terms of any license or other agreement. Section 3.13(d) of the Company Disclosure Memorandum sets forth, as of the date hereof, to the knowledge of the Company, facts, circumstances or conditions that could reasonably be expected to form the basis for any claim by a Person to exclude or prevent the Company or any of its Subsidiaries from freely exploiting or exercising its rights under Company Intellectual Property or continuing to conduct the business of the Company and each of its Subsidiaries as currently or in the past conducted that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) To the knowledge of the Company, all Registered Intellectual Property required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum has been duly registered and/or filed with or issued by each appropriate Registration Authority, all necessary affidavits of continuing use, renewal, incontestability and the like and requests for extension have been timely filed, and all necessary maintenance, annuities, and other fees have been timely paid to continue all such rights in effect. To the knowledge of the Company, the Company or one of its Subsidiaries is listed in the records of the appropriate Registration Authority as the sole and exclusive owner of record for each registration, grant and application included in the Registered Intellectual Property required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum. To the knowledge of the Company, patents required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum disclose patentable subject matter under Title 35 of the United States Code or its counterparts under non-U.S. law, as applicable. To the knowledge of the Company, the Company and its Subsidiaries have complied with the required duty of candor and good faith in dealing with the United States Patent and Trademark Office and similar non-U.S. Registration Authorities, including the duty to disclose all information required to be disclosed under all applicable Laws. There are no inventorship or ownership challenges, interferences, oppositions, cancellations, nullity actions, reissues, reexaminations or other proceedings challenging any of the Patents, Trademarks or Copyrights required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum (or, to the knowledge of the Company, challenging any Patents, Trademarks or Copyrights licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Registration Authority.

(f) To the knowledge of the Company, none of the Registered Intellectual Property required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum has expired or been declared invalid, in whole or in part, or unenforceable by any Registration Authority. To the knowledge of the Company, all of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property are valid and enforceable, and the Owned Property (including, without limitation, the Registered Intellectual Property required to be listed on Section 3.13(b)(i) of the Company Disclosure Memorandum) is valid and enforceable. To the knowledge of the Company, there are no material facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property to be invalid or unenforceable, and neither the Company nor any of its Subsidiaries have received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. To the knowledge of the Company, neither the Company nor any of its Subsidiaries or any licensee thereof has taken, or failed to take, any action which has, had or could have the effect of impairing or dedicating to the public, or entitling any Governmental Entity or any other Person to cancel, forfeit, modify or consider abandoned, any Company Intellectual Property, or give any Person any rights with respect thereto, that has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, the foregoing sentence does not apply to any business decision to abandon a patent, trademark, or copyright application, refrain from filing a patent, trademark, or copyright application, or to elect trade secret rather than patent protection.

(g) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed, divulged, furnished to or made accessible to any Person any Trade Secret included in the Company Intellectual Property without having obtained an enforceable written agreement requiring each such Person to maintain the confidentiality of such Trade Secrets. To the knowledge of the Company, each director, officer, consultant and employee of the Company or its Subsidiaries who has developed, has been exposed to, develops or is exposed to the Company’s or its Subsidiaries’ Trade Secrets has signed an enforceable written agreement requiring such director, officer, consultant or employee to maintain the confidentiality of such Trade Secrets. In addition to the foregoing, the Company, its Subsidiaries and the directors, officers, consultants, and employees of the Company and its Subsidiaries have otherwise used commercially reasonable efforts to maintain such Trade Secrets in confidence. To the knowledge of the Company, no director, officer, consultant or employee of the Company or its Subsidiaries has (i) misappropriated any Trade Secrets of any Person in the course of performance as an director, officer, consultant or employee or (ii) is in default of any term of any employment agreement, consulting agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating in any way to the protection, ownership, development, use, disclosure or transfer of Intellectual Property, that has had or would reasonably be expected to have a Company Material Adverse Effect.

(h) To the knowledge of the Company, the Company and each of its Subsidiaries has the right to use all software, development tools, library functions, compilers and other third party software currently resident on their computers or other data storage media or that are used in or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted.

3.14 Certain Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (a) contract, agreement or arrangement the performance of which involves aggregate consideration in excess of $500,000 or a term in excess of one year, (b) employment agreement, including, without limitation, any retention, severance or similar agreements, (c) contract, agreement or arrangement which relates to indebtedness owed by the Company or any of its Subsidiaries or the guarantee thereof, (d) broker, dealer, manufacturer’s representative, franchise, agency, research, clinical trial, development, license, sales promotion, market research, marketing, co-promotion, consulting or advertising contracts, agreements or arrangements, in each case, involving annual consideration in excess of $125,000, (e) distributor, sales, or supply agreements or arrangements involving annual consideration in excess of $500,000, (f) contracts, agreements or arrangements with independent contractors or consultants which are not cancelable without penalty or further payment and without more than 90 days’ notice (g) contracts, agreements or arrangements with any Governmental Entity, (h) contracts, agreements or arrangements that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business, with respect to any product or with any Person or in any geographic area or during any period of time, (i) contracts, agreements or arrangements with any senior executive officer or director of the Company or any of its Subsidiaries, (j) contract, agreement or arrangement containing change of control provisions and (k) contract, agreement or arrangement the termination of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect (collectively, “Company Material Contracts”). The Company has made available to Parent a copy of each Company Material Contract, together with any and all amendments or modifications thereto. Each Company Material Contract is valid, binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any such Company Material Contract and no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under such Company Material Contract. No other party to any such Company Material Contract has, to the knowledge of the Company, alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such Company Material Contract or has notified the Company or any of its Subsidiaries of an intention to modify any material terms of or to terminate or not to renew any such Company Material Contract.

3.15 Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement. There are no material controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives (including unions and any bargaining unit) of any of their employees. To the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries of employees or other Persons providing services to or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all Laws applicable to the Company, its Subsidiaries and the employees or other Persons providing services to or on behalf of the Company or any of its Subsidiaries, as the case may be, relating to the employment of labor, including all such Laws relating to wages, hours, employment standards, WARN Act, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation.

(b) The Company and its Subsidiaries have, in all material respects, properly classified the employment or other service status of all employees, independent contractors and other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of compliance with (i) all applicable Laws, (ii) the terms or tax qualification requirements of any Company Employee Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security taxes and any similar Tax.

(c) Each officer or employee of, or consultant to, the Company and any Subsidiary is a signatory to, and is bound by, an agreement with the Company or such Subsidiary relating to confidentiality, nonsolicitation and noncompetition. No officer or employee of, or consultant to, the Company or any Subsidiary is, or is now expected to be, in violation of any term of any employment contract, consulting agreement, noncompetition agreement, nonsolicitation agreement or any other contract including, but not limited to, those matters relating to the relationship of any such individual with the Company or to any other party as a result of the nature of the Company’s business as currently conducted. To the Company’s knowledge, the continued employment or engagement of the Company’s or any Subsidiary’s officers, employees and consultants does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.

(d) Section 3.15(d) of the Company Disclosure Memorandum sets forth a list of (i) every employee, officer and director of the Company and its Subsidiaries, (ii) the current salary or wages of each such employee, officer and director, (iii) the amount and date of payment of the most recent bonus paid to each such employee, officer and director, if applicable, and (iv) the date and amount of the most recent increase in wages, salary, bonus and other compensation, to the extent applicable, for each such employee, officer and director.

3.16 Title to Properties. Each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other material tangible assets, including, but not limited to, buildings, plants, structures and equipment used in the conduct of its business as currently conducted (the “Company Assets”). The Company Assets are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put in all material respects, and, to the knowledge of the Company, none of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient in all material respects for the continued operation of the Company’s businesses after the Closing in substantially the same manner as conducted to the date hereof. Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate are not or would not be material. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate would be material.

3.17 Finders’ Fees. Except for Cowen and Company, LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

3.18 Opinion of Financial Advisor. The Company has received an opinion of Cowen and Company, LLC to the effect that, as of the date of such opinion, the Stock Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

3.19 Insurance. Section 3.19 of the Company Disclosure Memorandum contains a list, as of the date of this Agreement, of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering the Company or all or any portion of its property and assets. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law and of all agreements to which the Company is a party and, to the knowledge of the Company, are valid, outstanding and enforceable policies and provide, in the reasonable judgment of management, adequate insurance coverage for the assets and operations of the Company. No insurance has been refused with respect to any operations or property assets of the Company, nor has the coverage of any insurance been limited, by any insurance carrier which has carried, or received any application for, any such insurance during the last three years.

3.20 Regulatory Compliance. (a) As to the Company and its Subsidiaries, Affiliates and agents, and as to each product subject to the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the Food and Drug Administration (the “FDA”) promulgated thereunder (the “FDCA”) or similar Law (each such product, a “Medical Device”, a “Biologic”, a “Drug”, or “Human Tissue Intended for Transplantation”, as the case may be, and collectively “Regulated Products”)) that is or has been developed, manufactured, tested, distributed or marketed by the Company and its Subsidiaries, Affiliates and agents are in compliance with, and each such Regulated Product is being developed, manufactured, tested, distributed and/or marketed in compliance with, all applicable requirements under the FDCA and other applicable Laws, including 21 C.F.R. Parts 1270 and 1271 (regulation of Human Cellular and Tissue Products, or HCTP’s), 21 C.F.R. Part 820 (regulation of Medical Devices), the United States National Organ Transplant Act, 42 U.S.C. §274e, the licensing requirements and other applicable Laws of the several states of the United States, European Union Directive 2004/23/EC (standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells), applicable Laws of the various member nations of the

European Union, American Association of Tissue Banking (AATB) standards, and those Laws relating to the tissue donor recovery process. The Company has not received any material notice or other material communication from the FDA or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Regulated Product by the Company or any of its Subsidiaries, Affiliates or agents of any Law.

(b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained or furnished.

(c) No Regulated Product of the Company or any of its Subsidiaries has been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product of the Company or any of its Subsidiaries are pending against the Company or any of its Subsidiaries nor have any such proceedings been pending at any prior time.

(d) As to each Regulated Product of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been cleared or approved, the Company and its Subsidiaries, Affiliates and agents are in compliance with 21 U.S.C. §§ 355, 360 and 360e, and 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600, and 601, 807, 812, 814 et seq., as applicable, and similar Law and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate are not or would not be material. As to each such Regulated Product of the Company or any of its Subsidiaries, the Company and the officers, employees or agents of the Company, have included in the application for such Regulated Product of the Company or any of its Subsidiaries, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries, Affiliates and agents are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Laws.

(e) No article of any Regulated Product manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e and 42 U.S.C. § 262 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate are not or would not be material.

(f) Neither the Company nor any of its Subsidiaries or Affiliates nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its

Subsidiaries or Affiliates has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries or Affiliates or, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries or Affiliates nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

(g) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Regulated Product of the Company or any of its Subsidiaries, (ii) commenced, or threatened to initiate, any action to enjoin production of any Regulated Product of the Company or any of its Subsidiaries, or (iii) commenced, or threatened to initiate, any action to enjoin the production of any Regulated Product of the Company or any of its Subsidiaries produced at any facility where any Regulated Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate are not or would not be material.

(h) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA, (ii) the Public Health Service Act of 1944 or (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

(i) The Company and its Subsidiaries are in full compliance with the Federal Anti-Kickback Statute, 42 U.S.C.A. §§ 1320a-7b(b), the Stark Law (42 U.S.C. §§ 1395nn) and the AdvaMed Code of Ethics on Interactions with Health Care Professionals (the “AdvaMed Code”), and all of the Company’s and its Subsidiaries’ contracts, agreements and arrangements with Health Care Professionals (as defined in the AdvaMed Code) are in full compliance with the AdvaMed Code.

3.21 Products. No contract, agreement or arrangement to which the Company or any of its Subsidiaries is a party in any way restricts the Company or any of its Subsidiaries or, following the consummation of the Transactions, Parent, Merger Sub, Surviving Corporation or any of their respective Affiliates: (i) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any allograft or xenograft products anywhere in the world for any application; (ii) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any of the Company’s products anywhere in the world for any application.

3.22 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Company Material Adverse Effect.

3.23 Certain Business Practices. Neither the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company, in the course of his or her duties on behalf of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Person has submitted to the Company, any of its Subsidiaries or any member of the Board of Directors of either the Company or any of its Subsidiaries any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to the Company or any of its Subsidiaries, or any officer, director, employee or agent of either the Company or any of its Subsidiaries, or concerning any violations or potential violations of the Company’s or its Subsidiaries’ corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

3.24 Registration Statement; Proxy Statement/Prospectus.

(a) The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the registration statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered by Parent under the Securities Act (including any amendments or supplements thereto, the “Registration Statement”) shall not, at the time such document is filed with the SEC, at the time it is amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The information to be supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with (i) the special meeting of stockholders of the Company to consider and vote on a proposal to adopt this Agreement (the “Company Stockholder Meeting”) and (ii) the special meeting of stockholders of Parent to consider and vote on the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Stockholder Meeting”) (such joint proxy statement/prospectus, as the same may be amended or supplemented, the “Proxy Statement”), shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company and Parent for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

3.25 Company Rights Agreement. The Company has taken all necessary action to ensure that the provisions of the Tutogen Medical, Inc. and Computershare Investor Services, LLC Rights Agreement, dated as of July 16, 2002 (the “Company Rights Agreement”) shall be inapplicable to the Merger and the other Transactions, including, without limitation, amending the Company Rights Agreement to provide that neither the Parent nor the Merger Sub shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), such that neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of the execution, delivery or performance of the Transaction Documents.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the “Parent Disclosure Memorandum”), Parent represents and warrants to the Company that the statements contained in this Section 4 are true, complete and correct. The Parent Disclosure Memorandum shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 4. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, properties, assets (including intangible assets), condition (financial or otherwise), capitalization, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the Transactions, including the Merger, excluding any changes, events or effects that result from: (i) any change in the market price or trading volume of the capital stock of Parent after the date hereof; (ii) any adverse change, event, development or effect arising from or relating to general business or economic conditions (including prevailing interest rate and stock market levels) and the general state of the industries and market sectors in which Parent operates that does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other industry participants; (iii) any adverse change, event, development, or effect arising from or relating to any change in GAAP that does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other industry participants; (iv) any adverse change, event, development or effect arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world; and (v) any adverse change, event, development or effect arising from or relating to Law that does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other industry participants. In the event of any litigation regarding clauses (i) – (v) of the foregoing sentence, Parent shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

4.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Parent Disclosure Memorandum lists each Subsidiary of Parent. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the articles or certificates of incorporation and by-laws (or comparable charter documents) of its Subsidiaries, in each case as amended to the date hereof. Parent has made available to the Company complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of Parent, the Board of Directors of Parent and the committees of its Board of Directors, in each case held since January 1, 2003 and as of the date hereof. All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and owned by Parent, by another Subsidiary of Parent or by Parent and another such Subsidiary, free and clear of Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary of Parent. Except for ownership of less than 1% in any publicly traded company and the capital stock or other ownership interests of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. No Subsidiary of Parent owns any shares of Parent Common Stock.

4.2 Capital Structure

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 50,000,000 shares of Parent Common Stock, and 5,000,000 shares of preferred stock of Parent, par value $0.001 per share.

(b) As of the close of business on November 9, 2007: (1) 29,879,664 shares of Parent Common Stock were issued and outstanding; (2) no shares of Parent Common Stock were held in the treasury of Parent; and, (3) 3,732,991 shares of Parent Common Stock were duly reserved for future issuance pursuant to outstanding options to purchase Parent Common Stock (“Parent Stock Options”) granted pursuant to the Parent 1998 Stock Option Plan, the 2004 Equity Incentive Plan and the Parents Omnibus Stock Plan (“Parent Stock Plans”). Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Parent Common Stock are, and all shares which may be issued pursuant to Parent Stock Plans and Parent Stock Options will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. Parent has no outstanding shares of Parent Common Stock that are subject to a right of repurchase that will survive the Merger.

(d) There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither Parent nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

(e) Parent has previously made available to the Company a complete and correct list of the holders of all Parent Stock Options outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting. The date of grant or issuance of each Parent Stock Option set forth on this list is the date such option would be considered granted or issued under the DGCL, the Code, and GAAP (that is, no such option has had its exercise or grant date delayed or “backdated”), and the exercise price of each such Parent Stock Option is equal to or greater than the closing price of Parent Common Stock on the NGM upon the date its grant or issuance was approved by the Parent Board of Directors.

(f) All of the issued and outstanding shares of Parent Common Stock and all of the issued and outstanding Parent Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws and the applicable Parent Stock Plan.

(g) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of Parent, other than rights of repurchase of Parent Common Stock pursuant to agreements entered into in connection with Parent Stock Plans and between Parent and the holder of such shares of Parent Common Stock. Except as described in this Section 4.2, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course cash payments or commissions to sales representatives of Parent or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Transactions) of Parent or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Parent or any of its Subsidiaries.

(h) There are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Parent or any of its Subsidiaries.

4.3 Corporate Authorization; Voting Requirements. (a) Parent has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the stockholders of Parent adopting the Charter Amendment and the Stock Issuance at the Parent Stockholder Meeting, to consummate the Transactions. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Parent Common Stock adopting this Agreement is the only vote of the holders of any class or series of the Parent’s capital stock necessary to approve: (i) the Charter Amendment, and (ii) the Share Issuance (the “Parent Required Vote”) .

(c) The Board of Directors of Parent at a meeting duly called and held has, by unanimous vote of the directors, (i) approved and adopted this Agreement, the Charter Amendment, the Stock Issuance and the Transactions, which approval and adoption has not been rescinded or modified, (ii) determined that this Agreement, the Charter Amendment, the Stock Issuance and the Transactions are advisable and fair to and in the best interests of Parent and its stockholders, (iii) resolved to recommend the Charter Amendment and the Stock Issuance to its stockholders for approval (the “Parent Board Recommendation”) and (iv) directed that the Charter Amendment and the Stock Issuance be submitted to its stockholders for consideration in accordance with this Agreement.

4.4 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, except for (a) the filing of a premerger notification and report form by Parent under the HSR Act and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other Laws, (b) the filing with the SEC of (i) a Proxy Statement relating to the Parent Stockholder Meeting, and (ii) such reports under the Exchange Act, as may be required in connection with this Agreement and the Transactions, (c) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (d) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws.

4.5 Non-contravention. The execution, delivery and performance of this Agreement by Parent do not and, subject to obtaining stockholder adoption of this Agreement, the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, other than the consent of Merrill Lynch Business Financial Services, Inc. pursuant to that certain Loan Agreement, dated February 20, 2004, by and among Parent, certain of its Subsidiaries, and Merrill Lynch Business Financial Services, Inc., or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of clause (d), for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 SEC Reports; Financial Statements. (a) Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC since January 1, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Reports, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Reports filed after January 1, 2004 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments). Neither Parent nor any of its Subsidiaries has any liabilities, obligations or impaired assets of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities identified as such in the “liabilities” column of the balance sheet contained in the Parent’s Form 10-Q filed with the SEC on October 26, 2007, and (ii) normal and recurring current liabilities that have been incurred by Parent or its Subsidiaries since September 30, 2007 in the ordinary course of business and consistent with past practices.

(c) Each of the principal executive officer of Parent and principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(f) Parent has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in Parent’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For the purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.7 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports, since December 31, 2006, (a) Parent has conducted its business only in the ordinary course, (b) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action contemplated by Section 5.2 hereof.

4.8 Litigation. There is no investigation, suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their assets (including, but not limited to, Parent Intellectual Property), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

4.9 Compliance with Laws. Parent and its Subsidiaries have been, and currently are, in compliance in all material respects with all applicable Laws (provided that no representation or warranty is made in this Section 4.9 with respect to Environmental Laws, which are separately addressed in Section 4.12 hereof, or with respect to authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder, which are separately addressed in Section 4.20 hereof). Each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the absence of such Permits, individually or in the aggregate, are not or would not be material. There has been no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permits. The Merger, in and of itself, would not reasonably be expected to cause the revocation or cancellation of any Permit.

4.10 Taxes. (a) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed, with the appropriate Taxing Authority all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of Parent and each of its Subsidiaries (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or such Taxes are being contested in good faith and proper accruals pursuant to GAAP have been established on the Parent’s consolidated financial statements with respect thereto. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.

(b) Neither Parent nor any of its Subsidiaries has received any written notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes, and there are no disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that (i) are pending or (ii) have been threatened in writing (or, to the knowledge of Parent, otherwise threatened). Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Parent and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported (including, without limitation, pursuant to Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and Treasury regulations thereunder, and comparable provisions under any other Laws).

(d) Proper accruals pursuant to GAAP have been established (and until the Closing Date will be maintained) on Parent’s consolidated financial statements adequate to pay all Taxes of Parent and each of its Subsidiaries not yet due and payable.

(e) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or has any Tax liability to any Person under Treasury regulation Section 1.1502-6 or any similar provision of Law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, or by contract, agreement or other arrangement.

(f) Neither Parent nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Parent is not now and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Parent nor any of its Subsidiaries has engaged in any intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 for which any income or gain remains unrecognized or deferred and no excess loss account within the meaning of Treasury regulation Section 1.1502-19 exists with respect to the stock of any of the Subsidiaries of Parent.

(i) Neither Parent nor any of its Subsidiaries has agreed to or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(j) No claim has ever been made by any Taxing Authority with respect to Parent or any of its Subsidiaries in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(k) Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury regulation Section 1.6011-4.

(l) No power of attorney that is currently in force has been granted by Parent or any of its Subsidiaries with respect to any matters relating to Taxes.

(m) Section 4.10(m) of Parent Disclosure Memorandum accurately sets forth as to Parent and each of its Subsidiaries (i) the amount of any unused research and development, investment or other Tax credits of Parent or any of its Subsidiaries for federal income Tax, alternative minimum Tax or any other Tax purposes (including dates of expiration of such items, and any limitations on the use of such items), (ii) the amount, as of the date of this Agreement, of the net operating loss deduction (within the meaning of Section 172(a) of the Code and the applicable Treasury regulations thereunder), detailing separately any amounts defined as specified liability loss amounts under Section 172(f) of the Code, that may be carried forward or backward by Parent or such Subsidiary (the “Parent NOL”), (iii) the dates of expiration of the Parent NOL or any portion thereof and the amounts expiring on each such date, (iv) a full description of each limitation on the amount or usage of the Parent NOL under (A) Section 381, 382, 383 or 384 of the Code or any regulation promulgated under any of such Sections (including, but not limited to, each limitation as a result of an ownership change within the meaning of Section 382 of the Code and regulations thereunder and, for each ownership change, the date and amount of the limitation and the methodology used to calculate the limitation), (B) any regulation promulgated under Section 1502 of the Code, or (C) any election made by or on behalf of Parent or such Subsidiary, and (v) information comparable to the foregoing as determined for state, local or foreign income tax purposes in each jurisdiction where Parent or a Subsidiary is required to file a franchise or income tax return.

4.11 Parent Employee Plans. (a) Section 4.11(a) of Parent Disclosure Memorandum lists each material “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment, severance, incentive, retention, consulting, change-in-control, fringe benefit, collective bargaining, deferred compensation, or other compensatory plan, policy, agreement or arrangement which is made or maintained with or for the benefit of any current or former employee, director or other personnel of other employment, severance, change in control, salary continuation, incentive, retention, consulting, fringe benefit, collective bargaining, deferred compensation or other compensatory plan, policy, agreement or arrangement that is maintained with or for the benefit of any current or former employee, consultant, director or other personnel of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any direct or indirect liability (collectively, the “Parent Employee Plans”). Parent has delivered to the Company true and complete copies of each Parent Employee Plan document, and, as applicable, true and complete copies of (1) any related trust agreements, insurance contracts or other funding agreements or arrangements, (2) the most recent summary plan description and any summary of material modifications, (3) the most recent determination letter or opinion letter issued by the IRS and any pending application for a determination letter or opinion letter, (4) the last two Form 5500 filings, (5) applicable nondiscrimination testing for the two (2) most recent Parent Employee Plan years, and (6) the most recent audited financial statement and actuarial valuation.

(b) Each Parent Employee Plan which is a funded employee pension plan within the meaning of Section 3(2) of ERISA satisfies the requirements of Section 401(a) of the Code and each related trust or other funding vehicle is exempt from tax under Section 501(a) of the Code. Each Parent Benefit Plan has been maintained and administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code. No compensation paid or required to be paid under any Parent Benefit Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. All equity compensation awards issued by Parent have been made, accounted for, reported and disclosed in accordance with applicable law, accounting rules and stock exchange requirements.

(c) With respect to any Parent Employee Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred. Neither Parent nor any Subsidiary has sponsored, participated in or contributed to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of Parent, any Subsidiary of Parent nor any entity that, together with Parent or any Subsidiary of Parent, would be treated as an ERISA Affiliate, contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute or otherwise participated under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or employee pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 or 4971 of the Code.

(d) No Parent Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, consultants or other personnel of Parent or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than group health plan continuation coverage mandated by applicable Law.

(e) There are no pending or, to Parent’s knowledge, threatened, claims, lawsuits, arbitrations, investigations or audits asserted or instituted against any Parent Employee Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Parent, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of an Parent Employee Plan, other than routine claims for benefits.

(f) All contributions, premium and benefit payments required to be made under or in connection with each Parent Benefit Plan through the date hereof have been made or properly accrued.

(g) The consummation of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of Parent or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require Parent to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit. There are no agreements between Parent and any director, officer or employee pursuant to which Parent would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the Transactions (whether alone or in combination with a termination of employment or other event). No payments required to be made after the date hereof, whether as a result of the consummation of the Transactions or otherwise, will be non-deductible by reason of Section 162(m) of the Code.

(h) Each Parent Employee Plan, if any, which is maintained outside of the United State has been operated in all material respects in conformance with the applicable statutes or governments regulations and rulings relating to such plans in the jurisdictions in which such Parent Employee Plan is present or operates and, to the extent relevant, the United States.

(i) Except as set forth in Parent Disclosure Memorandum, no Parent Employee Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Parent or an ERISA Affiliate. Except as set forth in the Parent Disclosure Memorandum, no Parent Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(j) With respect to each Parent Employee Plan, other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Parent Employee Plan to amend or terminate any Parent Employee Plan.

4.12 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding, and no action, suit, proceeding or, to the knowledge of Parent, investigation is pending or, to the knowledge of Parent, threatened by any Governmental Entity or any other Person regarding or alleging any violation of or noncompliance with any Environmental Law by Parent or any of its Subsidiaries or liability under any Environmental Law of Parent or any of its Subsidiaries;

(ii) there are no conditions, facts or circumstances existing or at any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries that would reasonably be expected to prevent or interfere with compliance with Environmental Laws or give rise to liability under any Environmental Law in the future;

(iii) Parent and its Subsidiaries currently are, and to the knowledge of the Parent have been, in compliance with all applicable Environmental Laws in effect and have all Environmental Permits necessary for the ownership, lease and operation of their properties and assets and for the conduct of their businesses as currently conducted;

(iv) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other Person has treated, stored or disposed of any Hazardous Materials at, on or beneath any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries except in compliance with Environmental Laws; and

(v) there has been no Release or threatened Release of any Hazardous Materials at, under, onto or from any property currently owned, leased or operated, or to the knowledge of the Parent, formerly owned, leased or operated, by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other location, including any location at which any Hazardous Materials used or generated by Parent or any of its Subsidiaries have been stored, treated or disposed;

(b) Parent has delivered, or caused to be delivered, to Merger Sub true and complete copies of all environmental reports and studies of which Parent has knowledge or were conducted by, at the expense of or otherwise on behalf of or are in the possession of Parent or any of its Subsidiaries; and,

(c) To the knowledge of the Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned by the Parent or its Subsidiaries.

4.13 Intellectual Property.

(a) For purposes of this Agreement, the term (i) “Parent Owned Property” shall mean all Intellectual Property in which Parent or any of its Subsidiaries has an ownership interest; (ii) “Parent Licensed Property” shall mean all Intellectual Property that is licensed to Parent and its Subsidiaries other than the Parent Owned Property; (iii) “Parent Intellectual Property” shall mean the Parent Owned Property and the Parent Licensed Property, and (iv) “Parent IP Contracts” shall mean all contracts or agreements to which Parent or any of its Subsidiaries is a party or beneficiary that Assigns or Licenses any rights under, in or to any Intellectual Property.

(b) Section 4.13(b)(i) of Parent Disclosure Memorandum sets forth, as of the date hereof, a complete and accurate list of all Registered Intellectual Property that is Parent Intellectual Property, and, to the knowledge of Parent, all Trademarks that are not Registered Intellectual Property and that are Parent Owned Property; provided, however, that such list shall not include any applications for any Parent Intellectual Property. Section 4.13(b)(ii) of Parent Disclosure Memorandum sets forth, as of the date hereof, to the knowledge of Parent, a complete and accurate list of Parent IP Contracts; provided, however, that such list need not include immaterial “shrink-wrap”, “click-wrap” and similar widely available, off-the-shelf commercial software licenses or employment agreements or Intellectual Property assignments from Parent’s officers, former officers, directors, former directors, employees, former employees, consultants, or former consultants. Parent has delivered or made available to the Company correct and complete copies of all Parent IP Contracts. All Parent Intellectual Property is either (x) owned solely and exclusively by Parent or a Subsidiary of Parent free and clear of all Liens, or (y) licensed to Parent or a Subsidiary of Parent free and clear of all Liens and royalty, payment or other consideration obligations (except for royalty, payment or other consideration obligations expressly described in the Parent IP Contracts listed on Section 4.13(b)(ii) of Parent Disclosure Memorandum or commercially reasonable payment obligations with respect to Parent IP Contracts not required to be listed on Section 4.13(b)(ii) of Parent Disclosure Memorandum). To the knowledge of Parent, Parent has obtained from all Persons who are inventors or authors of, or have otherwise participated in the discovery or creation of, the Parent Owned Property, effective assignments to Parent or one of its Subsidiaries of all rights, title and interest under, in and with respect thereto (other than with respect to copyrightable works Parent hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, as amended, or equivalent non-U.S. law), and it is not necessary to use any Intellectual Property of any such Persons made prior to their engagement or employment by Parent or any of its Subsidiaries in connection with the use or exercise of any right under such Parent Owned Property, that has had or would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no director, officer, consultant or employee of Parent or any Subsidiary is subject to any agreement with any other Person or Governmental Entity which requires such director, officer, consultant or employee to assign, license or otherwise convey any right or interest in inventions or other Intellectual Property to any Persons other than Parent or its Subsidiaries in violation of such director’s, officer’s, consultant’s or employee’s assignment agreement with Parent. To the knowledge of Parent, all fees, annuities, royalties, honoraria, payments and other forms of consideration which are due from Parent to any party to a Parent IP Contract on or before the date hereof have been paid, and all such fees, annuities, royalties, honoraria, payments and other forms of consideration which are due from Parent to any party to a Parent IP Contract after the date hereof but before the Closing will have been paid by Closing. To the knowledge of Parent, other than through a Parent IP Contract listed in Section 4.13(b)(ii) of Parent Disclosure Memorandum (or through a Parent IP Contract not required to be listed in Section 4.13(b)(ii) of Parent Disclosure Memorandum), no Person, including any academic organization or Governmental Entity, possesses any rights, title or interest to or in Parent Intellectual Property which, if exercised, could enable such Person to license, provide, develop or market products or services competitive to those of Parent or its Subsidiaries. To the knowledge of Parent, the Parent Intellectual Property includes all the Intellectual Property that is used in or is necessary for the conduct of the business of Parent and each of its Subsidiaries as currently conducted or as conducted in the past.

(c) To the knowledge of Parent, none of Parent, any of its Subsidiaries or any of their respective current operations, products, services or promotional activities or communications related thereto infringes, misappropriates, or violates or otherwise conflicts with, or has infringed, misappropriated, or violated any valid Intellectual Property of any Person to an extent which has had or would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the execution, performance and delivery of this Agreement by Parent does not, and the consummation by Parent of the Transactions and compliance by Parent or its Subsidiaries with the provisions of this Agreement will not, (i) conflict with, or result in any violation, impairment or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, or result in any claim of abandonment of, any Parent Intellectual Property, (ii) grant or require Parent or any Subsidiary to grant to any Person any rights with respect to any Parent Intellectual Property, (iii) subject Parent or any of its Subsidiaries to any fees or increase in royalties, payments or other consideration in respect of any Parent Intellectual Property, (iv) materially diminish any royalties, payments or other consideration Parent or its Subsidiaries would otherwise be entitled to in respect of any Parent Intellectual Property, (v) result in a violation, waiver or breach of, or default (with or without notice or lapse of time, or both) under, any Parent IP Contract, or (vi) impair in any way the right of Parent or Surviving Corporation to make, use, sell, offer to sell, import or export any products, processes or services covered by any Parent Intellectual Property, and which has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) To the knowledge of Parent, no proceedings or claims in which Parent or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property are pending, and none have been served by, instituted or asserted by Parent or any such Subsidiary, nor are any proceedings threatened alleging any such infringement, misappropriation or violation. To the knowledge of Parent, there are no breaches, defaults or waivers of or any disputes or threatened disputes concerning any of the Parent IP Contracts. To the knowledge of Parent, no proceedings, claims, threats or allegations have been communicated and none have been served by, instituted or asserted by a third party alleging that the License or Assignment of Parent Intellectual Property is in conflict with the terms of any license or other agreement. Section 4.13(d) of the Parent Disclosure Memorandum sets forth, as of the date hereof, to the knowledge of Parent, facts, circumstances or conditions that could reasonably be expected to form the basis for any claim by a Person to exclude or prevent Parent or any of its Subsidiaries from freely exploiting or exercising its rights under Parent Intellectual Property or continuing to conduct the business of Parent and each of its Subsidiaries as currently or in the past conducted that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) To the knowledge of Parent, all Registered Intellectual Property required to be listed on Section 4.13(b)(i) of Parent Disclosure Memorandum has been duly registered and/or filed with or issued by each appropriate Registration Authority, all necessary affidavits of continuing use, renewal, incontestability and the like and requests for extension have been timely filed, and all necessary maintenance, annuities, and other fees have been timely paid to continue all such rights in effect. To the knowledge of Parent, Parent or one of its Subsidiaries is listed in the records of the appropriate Registration Authority as the sole and exclusive owner of record for each registration, grant and application included in the Registered Intellectual Property required to be listed on Section 4.13(b)(i) of the Parent Disclosure Memorandum. To the knowledge of Parent, patents required to be listed on Section 4.13(b)(i) of Parent Disclosure Memorandum disclose patentable subject matter under Title 35 of the United States Code or its counterparts under non-U.S. law, as applicable. To the knowledge of Parent, Parent and its Subsidiaries have complied with the required duty of candor and good faith in dealing with the United States Patent and Trademark Office and similar non-U.S. Registration Authorities, including the duty to disclose all information required to be disclosed under all applicable Laws. There are no inventorship or ownership challenges, interferences, oppositions, cancellations, nullity actions, reissues, reexaminations or other proceedings challenging any of the Patents, Trademarks or Copyrights required to be listed on Section 4.13(b)(i) of Parent Disclosure Memorandum (or, to the knowledge of Parent, challenging any Patents, Trademarks or Copyrights licensed to Parent or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Registration Authority.

(f) To the knowledge of Parent, none of the Registered Intellectual Property required to be listed on Section 4.13(b)(i) of Parent Disclosure Memorandum has expired or been declared invalid, in whole or in part, or unenforceable by any Registration Authority. To the knowledge of Parent, all of Parent’s and its Subsidiaries’ rights in Parent Intellectual Property are valid and enforceable, and the Parent Owned Property (including, without limitation, the Registered Intellectual Property required to be listed on Section 4.13(b)(i) of Parent Disclosure Memorandum) is valid and enforceable. To the knowledge of Parent, there are no material facts, proceedings, claims or challenges that cause or would cause any Parent Intellectual Property to be invalid or unenforceable, and neither Parent nor any of its Subsidiaries have received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. To the knowledge of Parent, neither Parent nor any of its Subsidiaries or any licensee thereof has taken, or failed to take, any action which has, had or could have the effect of impairing or dedicating to the public, or entitling any Governmental Entity or any other Person to cancel, forfeit, modify or consider abandoned, any Parent Intellectual Property, or give any Person any rights with respect thereto, that has had or would reasonably be expected to have a Parent Material Adverse Effect; provided, however, the foregoing sentence does not apply to any business decision to abandon a patent, trademark, or copyright application, refrain from filing a patent, trademark, or copyright application, or to elect trade secret rather than patent protection.

(g) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has disclosed, divulged, furnished to or made accessible to any Person any Trade Secret included in Parent Intellectual Property without having obtained an enforceable written agreement requiring each such Person to maintain the confidentiality of such Trade Secrets. To the knowledge of Parent, each director, officer, consultant and employee of Parent or its Subsidiaries who has developed, has been exposed to, develops or is exposed to Parent’s or its Subsidiaries’ Trade Secrets has signed an enforceable written agreement requiring such director, officer, consultant or employee to maintain the confidentiality of such Trade Secrets. In addition to the foregoing, Parent, its Subsidiaries and the directors, officers, consultants, and employees of Parent and its Subsidiaries have otherwise used commercially reasonable efforts to maintain such Trade Secrets in confidence. To the knowledge of Parent, no director, officer, consultant or employee of Parent or its Subsidiaries has (i) misappropriated any Trade Secrets of any Person in the course of performance as an director, officer, consultant or employee or (ii) is in default of any term of any employment agreement, consulting agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating in any way to the protection, ownership, development, use, disclosure or transfer of Intellectual Property, that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h) To the knowledge of Parent, Parent and each of its Subsidiaries has the right to use all software, development tools, library functions, compilers and other third party software currently resident on their computers or other data storage media or that are used in or necessary for the conduct of the business of Parent and each of its Subsidiaries as currently conducted.

4.14 Certain Contracts. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any (a) contract, agreement or arrangement the performance of which involves aggregate consideration in excess of $1,000,000 or a term in excess of one year and sixty (60) days from the Closing Date, (b) employment agreement, including, without limitation, any retention, severance or similar agreements, (c) contract, agreement or arrangement which relates to indebtedness owed by Parent or any of its Subsidiaries or the guarantee thereof, (d) broker, dealer, manufacturer’s representative, franchise, agency, research, clinical trial, development, license, sales promotion, market research, marketing, co-promotion, consulting or advertising contracts, agreements or arrangements, in each case, involving annual consideration in excess of $250,000, (e) distributor, sales, or supply agreements or arrangements involving annual consideration in excess of $500,000, (f) contracts, agreements or arrangements with independent contractors or consultants which are not cancelable without penalty or further payment and without more than 90 days’ notice (g) contracts, agreements or arrangements with any Governmental Entity, (h) contracts, agreements or arrangements that limit or purport to limit the ability of Parent or any of its Subsidiaries to compete in any line of business, with respect to any product or with any Person or in any geographic area or during any period of time, (i) contracts, agreements or arrangements with any senior executive officer or director of Parent or any of its Subsidiaries, (j) contract, agreement or arrangement containing change of control provisions and (k) contract, agreement or arrangement the termination of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect (collectively, “Parent Material Contracts”). Parent has made available to Parent a copy of each

Parent Material Contract, together with any and all amendments or modifications thereto. Each Parent Material Contract is valid, binding, enforceable and in full force and effect, and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or default under any such Parent Material Contract and no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under such Parent Material Contract. No other party to any such Parent Material Contract has, to the knowledge of Parent, alleged that Parent or any of its Subsidiaries is in violation or breach of or in default under any such Parent Material Contract or has notified Parent or any of its Subsidiaries of an intention to modify any material terms of or to terminate or not to renew any such Parent Material Contract.

4.15 Employment Matters. (a) Neither Parent nor any of its Subsidiaries is a party to any labor or collective bargaining agreement. There are no material controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries and any representatives (including unions and any bargaining unit) of any of their employees. To the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent or any of its Subsidiaries. There are no pending or, to the knowledge of Parent, threatened complaints, charges or claims against Parent or any of its Subsidiaries brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by Parent or any of its Subsidiaries of employees or other Persons providing services to or on behalf of Parent or any of its Subsidiaries. Parent and its Subsidiaries are in material compliance with all Laws applicable to Parent, its Subsidiaries and the employees or other Persons providing services to or on behalf of Parent or any of its Subsidiaries, as the case may be, relating to the employment of labor, including all such Laws relating to wages, hours, employment standards, WARN Act, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation.

(b) Parent and its Subsidiaries have, in all material respects, properly classified the employment or other service status of all employees, independent contractors and other persons providing services to or on behalf of Parent or any of its Subsidiaries for purposes of compliance with (i) all applicable Laws, (ii) the terms or tax qualification requirements of any Parent Employee Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security taxes and any similar Tax.

(c) Each officer or employee of, or consultant to, Parent and any Subsidiary is a signatory to, and is bound by, an agreement with Parent or such Subsidiary relating to confidentiality, nonsolicitation and noncompetition. No officer or employee of, or consultant to, Parent or any Subsidiary is, or is now expected to be, in violation of any term of any employment contract, consulting agreement, noncompetition agreement, nonsolicitation agreement or any other contract including, but not limited to, those matters relating to the relationship of any such individual with Parent or to any other party as a result of the nature of Parent’s business as currently conducted. To Parent’s knowledge, the continued employment or engagement of Parent’s or its Subsidiary’s officers, employees and consultants does not subject Parent or its Subsidiaries to any liability with respect to any of the foregoing matters.

(d) Section 4.15(d) of the Parent Disclosure Memorandum sets forth a list of (i) every employee, officer and director of Parent and its Subsidiaries, (ii) the current salary or wages of each such employee, officer and director, (iii) the amount and date of payment of the most recent bonus paid to each such employee, officer and director, if applicable, and (iv) the date and amount of the most recent increase in wages, salary, bonus and other compensation, to the extent applicable, for each such employee, officer and director.

4.16 Title to Properties. Each of Parent and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other material tangible assets, including, but not limited to, buildings, plants, structures and equipment used in the conduct of its business as currently conducted (the “Parent Assets”). The Parent Assets are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put in all material respects, and, to the knowledge of Parent, none of such Parent Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Parent Assets are sufficient in all material respects for the continued operation of the Parent’s businesses after the Closing in substantially the same manner as conducted to the date hereof. Each of Parent and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Parent is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate are not or would not be material. Neither Parent nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate would be material.

4.17 Finders’ Fees. Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

4.18 Opinion of Financial Advisor. Parent has received an opinion of Lehman Brothers Inc. to the effect that, as of the date of such opinion, from a financial point of view, the Stock Exchange Ratio is fair to the Parent.

4.19 Insurance. Section 4.19 of Parent Disclosure Memorandum contains a list, as of the date of this Agreement, of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Parent or all or any portion of its property and assets. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law and of all agreements to which Parent is a party and, to the knowledge of Parent, are valid, outstanding and enforceable policies and provide, in the reasonable judgment of management, adequate insurance coverage for the assets and operations of Parent. No insurance has been refused with respect to any operations or property assets of Parent, nor has the coverage of any insurance been limited, by any insurance carrier which has carried, or received any application for, any such insurance during the last three years.

4.20 Regulatory Compliance. (a) As to Parent and its Subsidiaries, Affiliates and agents, and as to each Regulated Product that is or has been developed, manufactured, tested, distributed or marketed by Parent or its Subsidiaries, Parent and its Subsidiaries, Affiliates and agents are in compliance with, and each such Regulated Product is being developed, manufactured, tested, distributed and/or marketed in compliance with, all applicable requirements under the FDCA and other applicable Laws, including 21 C.F.R. Parts 1270 and 1271 (regulation of Human Cellular and Tissue Products, or HCTP’s), 21 C.F.R. Part 820 (regulation of Medical Devices), the United States National Organ Transplant Act, 42 U.S.C. §274e, the licensing requirements and other applicable Laws of the several states of the United States, European Union Directive 2004/23/EC (standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells), the Clinical Laboratory Improvement Amendments of 1988, 42 C.F.R. Part 493, applicable Laws of the various member nations of the European Union, American Association of Tissue Banking (AATB) standards, and those Laws relating to the tissue donor recovery process. Parent has not received any material notice or other material communication from the FDA or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Parent or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Regulated Product of Parent or any of its Subsidiaries by Parent or any of its Subsidiaries, Affiliates or agents of any Law.

(b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by Parent or any of its Subsidiaries have been so filed, maintained or furnished.

(c) No Regulated Product has been recalled, withdrawn, suspended or discontinued by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Parent has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product of Parent or any of its Subsidiaries are pending against Parent or any of its Subsidiaries nor have any such proceedings been pending at any prior time.

(d) As to each Regulated Product of Parent or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been cleared or approved, Parent and its Subsidiaries, Affiliates and agents are in compliance with 21 U.S.C. §§ 355, 360 and 360e, and 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600, and 601, 807, 812, 814 et seq., as applicable, and similar Law and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate are not or would not be material. As to each such Regulated Product of Parent or any of its Subsidiaries, Parent and the officers, employees or agents of Parent, have included in the application for such Regulated Product of Parent or any of its Subsidiaries, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, Parent and its Subsidiaries, Affiliates and agents are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Laws.

(e) No article of any Regulated Product manufactured and/or distributed by Parent or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e and 42 U.S.C. § 262 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate are not or would not be material.

(f) Neither Parent nor any of its Subsidiaries or Affiliates nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries or Affiliates has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity that primarily regulates Medical Devices, Biologics or Drugs, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries or Affiliates or, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries or Affiliates nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(g) Neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Regulated Product of Parent or any of its Subsidiaries, (ii) commenced, or threatened to initiate, any action to enjoin production of any Regulated Product of Parent or any of its Subsidiaries or (iii) commenced, or threatened to initiate, any action to enjoin the production of any Regulated Product of Parent or any of its Subsidiaries produced at any facility where any Regulated Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate are not or would not be material.

(h) To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Parent or any of its Subsidiaries relating to or arising under (i) the FDCA, (ii) the Public Health Service Act of 1944 or (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services.

(i) Parent and its Subsidiaries are in full compliance with the Federal Anti-Kickback Statute, 42 U.S.C.A. §§ 1320a-7b(b), the Stark Law (42 U.S.C. §§ 1395nn) and the AdvaMed

Code, and all of Parent’s and its Subsidiaries’ contracts, agreements and arrangements with Health Care Professionals (as defined in the AdvaMed Code) are in full compliance with the AdvaMed Code.

4.21 Products. No contract, agreement or arrangement to which Parent or any of its Subsidiaries is a party in any way restricts Parent or any of its Subsidiaries or, following the consummation of the Transactions, Parent, Merger Sub, Surviving Corporation or any of their respective Affiliates: (i) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any allograft or xenograft products anywhere in the world for any application; (ii) from directly or indirectly producing, manufacturing, distributing, selling, offering to sell, importing or exporting, or directly or indirectly assisting others to do any of the foregoing, any of Parent’s products anywhere in the world for any application.

4.22 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Parent Material Adverse Effect.

4.23 Certain Business Practices. Neither Parent, any of its Subsidiaries or, to the knowledge of Parent, any director, officer, employee or agent of Parent, in the course of his or her duties on behalf of Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Person has submitted to Parent, any of its Subsidiaries or any member of the Board of Directors of either Parent or any of its Subsidiaries any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to Parent or any of its Subsidiaries, or any officer, director, employee or agent of either Parent or any of its Subsidiaries, or concerning any violations or potential violations of Parent’s or its Subsidiaries’ corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

4.24 Registration Statement; Proxy Statement/Prospectus

(a) The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Registration Statement on Form S-4 (or such successor form as shall then be appropriate) shall not, at the time such document is filed with the SEC, at the time it is amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The information to be supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of Parent and the Company in connection with (i) the Company Stockholder Meeting and (ii) the Parent Stockholder Meeting, shall not on the date the Proxy Statement is first mailed to the stockholders of Parent and the Company, at the time of Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company and Parent for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

4.25 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.	CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Company Pending the Merger.

(a) The Company covenants and agrees that, beginning on the date hereof and ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 8 (such period being hereinafter referred to as the “Interim Period”), except as expressly provided or permitted by this Agreement or set forth in Section 5.1 of the Company Disclosure Memorandum or unless Parent shall otherwise consent in writing, the Company shall, and shall cause its Subsidiaries to: (i) conduct its business only in the ordinary course of business, consistent with past practice, and in compliance in all material respects with applicable Law; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) preserve intact its business organization, properties and assets, keep available the services of its officers and other key employees, maintain in effect all Company Material Contracts, and preserve its relationships with customers, licensors, licensees, suppliers, distributors and other Persons with which they have business relations with the intention that its goodwill and ongoing business shall be preserved. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth on Section 5.1 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) amend its Articles or Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii) issue, deliver, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any “phantom” stock, “phantom” stock right, stock appreciation rights or stock based performance units, of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the Company Warrant);

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any equity interest in or securities of any of its Subsidiaries, other than (i) repurchases of Company Common Stock pursuant to any right of repurchase pursuant to agreements existing prior to the date hereof between the Company and the holder of such shares of Company Common Stock (ii) in connection with any “cashless exercise” of any Company Stock Options in accordance with the terms of the Company Stock Plans or the Company Warrant in accordance with the terms thereof, and (iii) recapture of shares subject to Company Stock Options which expires;

(iv) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for (A) sales of inventory in the ordinary course of business, (B) pledges of up to $500,000 in assets, and (C) sales of equipment in the ordinary course of business where, in the case of clause (C) only, any such sales do not exceed $100,000 individually or $250,000 in the aggregate;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that any of the Subsidiaries of the Company may declare and pay cash dividends to the Company);

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or, except as set forth in Section 5.1(a)(ii) above, issue any other securities in respect of in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) other than in the ordinary course of business and consistent with past practice, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) incur any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee (other than guarantees of bank debt of the Company’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances to, or capital contribution or investments in, or enter into any financial commitments or lease commitments with, any other Person, except in each case as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, provided, however that such amounts as otherwise permitted under such loan or credit agreement shall not exceed $500,000 in the aggregate;

(x) make any capital expenditures (including leases) or enter into any agreement or agreements providing for payments which, when added together with all other capital expenditures made by the Company since the date of this Agreement, exceed $500,000;

(xi) take or permit to be taken any action to: (A) increase the wages, salaries, bonus or other compensation payable or to become payable to its officers, employees, directors, consultants, agents, independent contractors or other individual service providers, except for increases in salary or wages required by agreements entered into prior to the date of this Agreement, or in the ordinary course of business on the anniversary of an employee’s employment with the Company in accordance with the Company’s compensation policy; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers, employees, directors, consultants, agents, independent contractors or other institutional service providers; (C) establish, adopt, renew, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees, or any collective bargaining agreement; (D) pay any bonuses in amounts greater than those accrued on the Company’s balance sheet through September 30, 2007, except for amounts paid at the end of the calendar year as contributions to employees 401(k) plan balances pursuant to the Company’s 401(K) plan as currently in effect; or (E) hire any employee at a level of Vice President or above or with an annual base salary in excess of $125,000, or promote any employee to Vice President or above (except in order to fill those positions that are set forth on Section 5.1 (xi) of the Company Disclosure Memorandum).

(xii) make any material changes to the personnel or business policies of the Company;

(xiii) change any accounting policies, procedures or practices (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(xiv) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due and any Lien that would not reasonably be expected to have a Company Material Adverse Effect;

(xv) other than in the ordinary course of business and consistent with past practice, (A) enter into any Company Material Contract; (B) modify, amend, extend or transfer in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any lease with respect to real property; or (D) initiate or participate in any new research, clinical trials or clinical trial or development programs;

(xvi) enter into, negotiate or extend (including through any failure to act to prevent an extension) any contracts, agreements or arrangements relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) of the Company or any of its Subsidiaries or products (including products under development) licensed by the Company or any of its Subsidiaries, or the Company Intellectual Property, in each case, except in the ordinary course of business;

(xvii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xviii) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Company SEC Reports publicly available prior to the date hereof (for amounts not in excess of such reserves), (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value or (D) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any confidentiality or similar contract, agreement or arrangement to which the Company or any of its subsidiaries is a party;

(xix) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xx) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxi) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Section 3 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 7 of this Agreement not being satisfied as of the Closing Date;

(xxii) sell, assign, transfer, encumber, enter into any license or covenant not to sue with respect to, grant any right with respect to, or otherwise dispose of, or abandon or fail to maintain, or enter into any settlements or arrangements with respect to, any Company Intellectual Property or any third party Intellectual Property, in each case, other than in the ordinary course of business;

(xxiii) take any other action with respect to any Company Intellectual Property other than prosecution of patent and trademark applications in the ordinary course of business consistent with past practice and payment of any fees or other actions required to maintain such Company Intellectual Property;

(xxiv) fail to allow Parent to participate fully in the preparation of the reply or response to any written correspondence or other documents or any other communication (written or otherwise) received by the Company or any of its Subsidiaries from third parties (not including correspondence with the United States Patent and Trademark Office received in the ordinary course of business) in connection with any Company Intellectual Property or Intellectual Property of any third party by (A) promptly providing such correspondence or other documents to Parent and informing Parent of the substance of any non-written communication and (B) collaborating with Parent as requested with the preparation of a response to such correspondence or other documents or other communication; or

(xxv) enter into any agreement or contract to do any of the foregoing.

(b) During the Interim Period, the Company shall, and shall cause its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers, collaborators, customers and licensors to facilitate the post-Closing integration of the business of the Company and its Subsidiaries with the business of Parent and its Subsidiaries.

5.2 Conduct of Business by Parent Pending the Merger.

(a) Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 5.2 of the Parent Disclosure Memorandum or unless the Company shall otherwise consent in writing, Parent shall, and shall cause its Subsidiaries to: (i) conduct its business only in the ordinary course of business, consistent with past practice, and in compliance in all material respects with applicable Law; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) preserve intact its business organization, properties and assets, keep available the services of its officers and other key employees, maintain in effect all Parent Material Contracts, and preserve its relationships with customers, licensors, licensees, suppliers, distributors and other Persons with which they have business relations with the intention that is goodwill and ongoing business shall be preserved. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth on Section 5.2 of the Parent Disclosure Memorandum, neither Parent nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company:

(i) amend its Articles or Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise (except as set forth in the Charter Amendment);

(ii) issue, deliver, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any “phantom” stock, “phantom” stock right, stock appreciation rights or stock based performance units, of Parent or any of its Subsidiaries

(except for the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options, or the granting of Parent Stock Options in the ordinary course of business, such as the Parent’s annual grants of Parent Stock Options to its officers, employees, directors, consultants, agents, independent contractors or other individual service providers);

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or any equity interest in or securities of any of its Subsidiaries, other than (i) repurchases of Parent Common Stock pursuant to any right of repurchase pursuant to agreements existing prior to the date hereof between Parent and the holder of such shares of Parent Common Stock (ii) in connection with any “cashless exercise” of any Parent Stock Options in accordance with the terms of the Parent Stock Plans in accordance with the terms thereof and (iii) recapture of shares subject to Parent Stock Options which expires;

(iv) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for (A) sales of inventory in the ordinary course of business, (B) pledges of up to $500,000 in assets, (C) sales of equipment in the ordinary course of business where any such sales do not exceed $200,000 individually or $500,000 in the aggregate, and (D) the sublease or sale of leased space of the former cardiovascular facility of Regeneration Technologies, Inc.-Cardiovascular, a wholly-owned subsidiary of Parent, comprising 9,745 square feet located at 201 London Parkway, Suite 2300, Birmingham, Alabama, and the leasehold improvements made to and the equipment located at such property;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that any of the Subsidiaries of Parent may declare and pay cash dividends to Parent);

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or, except as set forth in Section 5.2(a)(ii) above, issue any other securities in respect of in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) other than in the ordinary course of business and consistent with past practice, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Parent Intellectual Property, or amend or modify in any material respect any existing material agreements with respect to any Parent Intellectual Property;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) incur any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee (other than guarantees of bank debt of the Parent’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances to, or capital contribution or investments in, or enter into any financial commitments or lease commitments with, any other Person, except in each case as otherwise permitted under any loan or credit agreement to which Parent or any of its Subsidiaries is a party as of the date of this Agreement, provided, however that such amounts as otherwise permitted under such loan or credit agreement shall not exceed $500,000 in the aggregate;

(x) make any capital expenditures (including leases) or enter into any agreement or agreements providing for payments which, when added together with all other capital expenditures made by Parent since the date of this Agreement, exceed $5,000,000;

(xi) take or permit to be taken any action to: (A) increase the wages, salaries, bonus or other compensation payable or to become payable to its officers, employees, directors, consultants, agents, independent contractors or other individual service providers, except for increases in compensation required by agreements entered into prior to the date of this Agreement, or made in the ordinary course of business, such as Parent’s annual increase in the compensation of such persons; (B) establish, adopt, renew, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees, or any collective bargaining agreement; (C) pay any bonuses in amounts greater than $1,500,000; or (D) hire any employee at a level of Vice President or above or with an annual base salary in excess of $150,000.

(xii) make any material changes to the personnel or business policies of Parent;

(xiii) change any accounting policies, procedures or practices (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(xiv) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due and any Lien that would not reasonably be expected to have a Parent Material Adverse Effect;

(xv) other than in the ordinary course of business and consistent with past practice, (A) enter into any Parent Material Contract; (B) modify, amend, extend or transfer in any material respect or terminate (other than in accordance with its terms) any Parent Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (C) enter into or extend any lease with respect to real property;

(xvi) enter into, negotiate or extend (including through any failure to act to prevent an extension) any contracts, agreements or arrangements relating to the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products (including products under development) of Parent or any of its Subsidiaries or products (including products under development) licensed by Parent or any of its Subsidiaries, or the Parent Intellectual Property, in each case, except in the ordinary course of business;

(xvii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xviii) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of Parent included in the Parent SEC Reports publicly available prior to the date hereof (for amounts not in excess of such reserves), (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value or (D) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any confidentiality or similar contract, agreement or arrangement to which Parent or any of its Subsidiaries is a party;

(xix) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xx) take any action that (without regard to any action taken, or agreed to be taken, by Company or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxi) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of the Parent set forth in Section 4 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 7 of this Agreement not being satisfied as of the Closing Date;

(xxii) sell, assign, transfer, encumber, enter into any license or covenant not to sue with respect to, grant any right with respect to, or otherwise dispose of, or abandon or fail to maintain, or enter into any settlements or arrangements with respect to, any Parent Intellectual Property or any third party Intellectual Property, in each case, other than in the ordinary course of business;

(xxiii) take any other action with respect to any Parent Intellectual Property other than prosecution of patent and trademark applications in the ordinary course of business consistent with past practice and payment of any fees or other actions required to maintain such Parent Intellectual Property; or

(xxiv) enter into any agreement or contract to do any of the foregoing.

(b) During the Interim Period, Parent shall, and shall cause its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with the Company in communicating with suppliers, collaborators, customers and licensors to facilitate the post-Closing integration of the business of Parent and its Subsidiaries with the business of the Company.

5.3 No Solicitation of Transactions.

(a) Each of the Company and Parent shall, and shall cause its officers, directors, auditors, attorneys and financial advisors (each, a “Representative”) and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties that commenced prior to the date of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means, with respect to the Company or Parent, any proposal or offer (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13d-3 of the Exchange Act) other than, in the case of the Company, Parent, Merger Sub or any Affiliates thereof, and in the case of Parent, the Company or any Affiliates thereof (a “Third Party”), to acquire (i) assets that constitute or account for five percent (5%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company or Parent, as the case may be, or (ii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%), or with respect to any such Person or group that has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least five percent (5%) or more of any class of equity securities of the Company or Parent, as the case may be, as of the date hereof, an additional amount which would increase such ownership by one percent (1%) or more, of any class of equity securities of the Company or Parent, as the case may be, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

(b) During the Interim Period, each of the Company and Parent shall not, nor shall either authorize or permit any of its or its Subsidiaries respective Representatives to, (i) solicit, initiate or encourage, or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Proposal, (ii) directly or indirectly solicit, initiate, encourage or otherwise facilitate any discussions or negotiations regarding any Competing Proposal, (iii) furnish to any Third Party any information or data for the purpose of encouraging or facilitating, or, except as required by applicable Law, provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (iv) enter into any agreement with respect to a Competing Proposal, or (v) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract, agreement or arrangement to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, is a party with respect to any class of equity securities. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.3 by the Company or Parent, respectively.

(c) Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (i) the Company has complied with this Section 5.3, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Proposal that did not result from a breach or deemed breach of this Agreement constitutes a Superior Competing Proposal (as such term is defined below), then, to the extent that a majority of the members of the Company Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that the failure to do so could reasonably be expected to constitute a breach by the Company Board of

Directors of its fiduciary duties to the holders of Company Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity (each, an “Order”), the Company may, subject to the Company’s providing prompt (but in any event at least twenty-four (24) hours) prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.3(f), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.4(b) hereof), provided that all such information not already provided to Parent is provided to Parent prior to or as soon as reasonably practicable (but in any event within twenty-four (24) hours) after it is provided to such Third Party.

(d) Notwithstanding subsections 5.3(a) and (b) above, if (i) Parent has complied with this Section 5.3, and (ii) the Parent Board of Directors reasonably determines in good faith that a Competing Proposal that did not result from a breach or deemed breach of this Agreement constitutes a Superior Competing Proposal (as such term is defined below), then, to the extent that a majority of the members of the Parent Board of Directors determines in good faith, after consultation with Parent’s outside counsel, that the failure to do so could reasonably be expected to constitute a breach by the Parent Board of Directors of its fiduciary duties to the holders of Parent Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity (each, an “Order”), Parent may, subject to Parent providing prompt (but in any event at least twenty-four (24) hours) prior written notice to Company of its decision to take such action and compliance by Parent with Section 5.3(g), furnish information with respect to Parent, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to Parent than the Confidentiality Agreement, provided that all such information not already provided to the Company is provided to Company prior to or as soon as reasonably practicable (but in any event within twenty-four (24) hours) after it is provided to such Third Party.

(e) For purposes of this Agreement, “Superior Competing Proposal” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company or Parent, as the case may be, then outstanding (including the capital stock of the Company or Parent, as the case may be, then owned of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such Third Party) or more than 50% of the consolidated total assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, (i) on terms the Company’s Board of Directors or Parent’s Board of Directors, as the case may be, determines in good faith (after consulting Parent’s outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the holders of Company Common Stock or Parent Common Stock, as the case may be, than the Transactions, (ii) such Competing Proposal is reasonably capable of being consummated, and (iii) the financing for such Competing Proposal, if required, has been committed in writing.

(f) Neither the Company Board of Directors nor any committee thereof, shall (i) withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement, the “plan of merger” (as such term is used in Section 607.1108 of the FBCA) contained herein, and all other Transaction Documents, the Transactions and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Proposal, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (“Acquisition Agreement”), (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, any Transaction Document or the Transactions, (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including those included in the FBCA, inapplicable to any Competing Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, the Board of Directors may, in response to a Superior Competing Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of the Agreement, if it determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so could reasonably be expected to result in a breach of the fiduciary duties of the Company Board of Directors to the Company stockholders under Law or any Order, (1) withdraw or modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger or the other Transactions, (2) approve, recommend and enter into such Superior Competing Proposal, but in each case only (x) if the Company has been in compliance at all times with the provisions of this Section 5.3, (y) at a time that is after the fifth (5th) Business Day following Parent’s receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger (a “New Parent Proposal”)), specifying therein all of the terms and conditions of such Superior Competing Proposal, and identifying the Person or group making such Superior Competing Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Competing Proposal shall require a new notice and a new five (5) Business Day period), and (z) if, after the end of such five (5) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any New Parent Proposal. Except as otherwise required by the fiduciary duties of the Company Board of Directors in accordance with the provisions of this Section 5.3, the Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 5.3 and any other confidentiality agreement to which the Company is or becomes a party.

(g) Neither the Parent Board of Directors nor any committee thereof, shall (i) withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the approval and recommendation by the Parent Board of Directors of the Charter Amendment and the Share Issuance, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Proposal, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement with respect to Parent, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, any Transaction Document or the Transactions, (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including those included in the FBCA, inapplicable to any Competing Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal. Notwithstanding the foregoing, the Board of Directors may, in response to a Superior Competing Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by Parent in breach of the Agreement, if it determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so could reasonably be expected to result in a breach of the fiduciary duties of the Parent Board of Directors to the Parent stockholders under Law or any Order, (1) withdraw or modify, or propose or resolve to modify, in a manner adverse to the Company, the approvals and recommendations of the Parent Board of Directors of the Charter Amendment and Share Issuance, (2) approve, recommend and enter into such Superior Competing Proposal, but in each case only (x) if Parent has been in compliance at all times with the provisions of this Section 5.3, (y) at a time that is after the fifth (5th) Business Day following the Company’s receipt of written notice advising the Company that the Parent Board of Directors is prepared to take such action (during which period Parent shall negotiate in good faith with the Company concerning any amendment of the terms of the Merger by the Company or any proposal by the Company to amend the terms of this Agreement or the Merger (a “New Company Proposal”)), specifying therein all of the terms and conditions of such Superior Competing Proposal, and identifying the Person or group making such Superior Competing Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Competing Proposal shall require a new notice and a new five (5) Business Day period), and (z) if, after the end of such five (5) Business Day period, the Parent Board of Directors determines in good faith (after consultation with the Parent’s outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any New Company Proposal. Except as otherwise required by the fiduciary duties of the Parent Board of Directors in accordance with the provisions of this Section 5.3, Parent shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 5.3 and any other confidentiality agreement to which Parent is or becomes a party.

(h) In addition to the obligations set forth in this Section 5.3, each of the Company and Parent shall advise the other orally and, if requested, in writing of (i) any Competing Proposal or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Proposal received by any officer or director of such Party or, to the knowledge of such Party, any other Representative of such Party, (ii) the terms and conditions of such Competing Proposal (including a copy of any written proposal) and (iii) the identity of the person or group making the offer, proposal or inquiry for any such Competing Proposal immediately following receipt by such Party or any officer or director of such Party or, to the knowledge of the Company, any other Representative of such Party of such Competing Proposal offer, proposal or inquiry. Each of the Company and Parent shall keep the other advised on a current basis of any developments with respect to any of its substantive discussions or negotiations with, or provision of material information in connection with any such Competing Proposal in which such Party, any of such Party’s Subsidiaries, or any of their respective Affiliates or Representatives participate. Each of the Company and Parent agrees to notify the other promptly (and in any event within twenty-four (24) hours) if its Board of Directors determines that a Competing Proposal is not a Superior Competing Proposal.

(i) Each of the Company and Parent agrees that immediately following the execution of this Agreement it shall request (to the extent it has not already done so) each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring such Party to return or destroy all confidential information heretofore furnished to such Person by or on its behalf in accordance with the terms of such agreement.

6.	ADDITIONAL AGREEMENTS

6.1 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement will constitute a part, in form and substance reasonably satisfactory to each of the Parties. Each of the Parties shall respond as promptly as practicable to any comments of the SEC and use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company and Parent shall cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act.

(b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Merger and the other Transactions (collectively, the “Other Filings”).

(c) Each of the Parties shall notify the other promptly of the receipt of any comments from the SEC (or its staff) and of any request by the SEC (or its staff) or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any

Other Filing, or for additional information, and shall promptly supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC, its staff or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filings.

(d) Each Party shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Entity, and/or mailing to stockholders of the Company, such amendment or supplement.

(e) Subject to Section 5.3(g), the Proxy Statement shall include the Parent Board Recommendation and, subject to Section 5.3(f), the Proxy Statement shall include the Company Board Recommendation.

6.2 Meeting of Company Stockholders.

(a) As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, the Company shall take all action necessary in accordance with the FBCA and its Articles of Incorporation and Bylaws, and the rules of American Stock Exchange (“AMEX”) to duly call, give notice of and hold the Company Stockholder Meeting.

(b) Subject to Section 6.2(d), once the Company Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of Parent.

(c) Subject to Section 5.3(c), the Company’s Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of the Company. The Company’s Board of Directors shall submit this Agreement to the stockholders of the Company for their approval and adoption, whether or not the Company’s Board of Directors at any time changes, withdraws or modifies the Company Board Recommendation. As long as the Company’s Board of Directors has not so changed, withdrawn or modified the Company Board Recommendation (to the extent permitted under the terms of this Agreement), the Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the FBCA and its Articles of Incorporation to authorize and approve the Merger. Without limiting the generality of the foregoing: (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting as required by this Section 6.2 shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation; and (ii) subject to Section 5.3 hereof, the Company agrees that its obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders.

6.3 Meeting of Parent Stockholders.

(a) As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, Parent shall take all action necessary in accordance with the DGCL, its Certificate of Incorporation and Bylaws, and the rules of the NGM to duly call, give notice of and hold the Parent Stockholder Meeting.

(b) Subject to Section 6.3(d), once the Parent Stockholder Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of the Company.

(c) Subject to Section 5.3(d), Parent’s Board of Directors shall recommend that the Charter Amendment and the Stock Issuance be approved by the stockholders of the Parent. The Parent’s Board of Directors shall submit the Charter Amendment and the Stock Issuance to the stockholders of Parent for their approval, whether or not the Parent’s Board of Directors at any time changes, withdraws or modifies the Parent Board Recommendation. As long as the Parent’s Board of Directors has not so changed, withdrawn or modified the Parent Board Recommendation, Parent shall solicit from stockholders of Parent proxies in favor of the Charter Amendment and the Stock Issuance and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize the Charter Amendment and the Stock Issuance. Without limiting the generality of the foregoing: (i) Parent agrees that its obligation to duly call, give notice of, convene and hold the Parent Stockholder Meeting as required by this Section 6.3 shall not be affected by the withdrawal, amendment or modification of the Parent Board Recommendation; and (ii) subject to Section 5.3 hereof, Parent agrees that its obligations under this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Superior Competing Proposal

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s stockholders.

6.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to: (i) the appropriate individuals for discussion of its business (including, but not limited to, its books, contracts, commitments, records, suppliers, customers and other third parties having material dealings with it), properties, personnel and pending or threatened litigation (to the extent that such Party’s receipt of such information does not affect any privilege relating to the producing Party), (ii) such information relating to any circumstance that arises or event that occurs after the date hereof that is reasonably expected to be material to their business (such as their entering into a material agreement), and (iii) such information relating to matters for which they are required to provide notice to the other party pursuant to Section 6.7 hereof, in each case, as the other may reasonably request. Anything above to the contrary notwithstanding, no Party shall be required to provide any other access to information relating to any Intellectual Property of such Party that is currently in development, the subject of negotiation between such Party and a third party, or for which an application for patent or trademark is being sought, provided said application has not been published. No investigation pursuant to this Section 6.4 shall affect any representations or warranties of Parent or the Company contained herein or the conditions to the obligations of Parent or the Company hereto.

(b) The Parties shall keep all information obtained pursuant to this Section 6.4 confidential in accordance with the Confidentiality Agreement dated as of October 19, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

6.5 Commercially Reasonable Efforts Further Assurances.

(a) Parent and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or advisable and consistent with this Agreement to effect the consummation of the Merger and other Transactions.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other Transactions, including using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the Transactions; (ii) to effect all necessary registrations and filings required by any Governmental Entity (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Entity adversely affecting the ability of any Party to consummate the Merger or the other Transactions and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

(c) Each of Parent and the Company (1) shall as promptly as practicable and in any event within twenty one (21) Business Days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act or European Community Merger Regulation (“ECMR”) with respect to the Transactions; (ii) agrees to use its commercially reasonable efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice, European Commission and/or any other Governmental Entity in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act or ECMR; provided that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refining of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Entity in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refining, and that, (y) if any such requests are nonetheless issued, to seek modification of same and comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any antitrust Law (“Antitrust Laws”) with respect to any such filing or any such transaction, including in connection with any proceeding initiated by a private party. To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the Transactions. Each of the Company and Parent shall give the other reasonably prompt notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. None of the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other prior notice (if practicable) of the meeting and discussing with the other the advisability of it or its representatives participating in such meeting or conversation. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Parent or the Company (unless, in the case of the Company, Parent requires as such) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Entities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have either a Company Material Adverse Effect or a Parent Material Adverse Effect, or that would result in a material limitation of the benefits expected to be derived by Parent as a result of the Merger and other Transactions.

6.6 Employee Service Credit. Each individual who, immediately prior to the Effective Time, is an employee of the Company or any of its Subsidiaries shall be given full credit for prior service with the Company or any of its Subsidiaries for purposes of participation and vesting (but not for purposes of benefit accrual) under any employee benefit plans or arrangements of Parent in which they first become eligible after the Effective Time, as well as for purposes of determining benefit levels under any service-based severance, vacation or other paid time off plans or policies of Parent in which they may participate. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable Company Employee Plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by the Company employees in the calendar year in which the Effective Time occurs.

6.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence, or non-occurrence of which would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however that the delivery of any notice pursuant to this Section 6.7(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Entity in connection with the Merger or other Transactions; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and its Subsidiaries that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impede or impair in any material respect the ability of either Parent or the Company to consummate the Transactions or to fulfill their respective obligations herein.

6.8 Public Announcements. Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, and concur with, any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable Law or the rules of AMEX or the NGM, will not issue any such press release or make any such public statement prior to such consultation. The parties agree that (a) all Company employee communication programs or announcements with respect to the Transactions shall be in the forms mutually agreed to by the parties and (b) the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

6.9 Accountant’s Letters.

(a) The Company shall cause to be delivered to Parent a “comfort” letter of Deliotte & Touche LLP, dated within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Parent shall cause to be delivered to the Company a “comfort” letter of Deloitte & Touche LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.10 Directors and Officers Insurance; Indemnification.

(a) The Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries as of the date hereof (or policies of at least comparable coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, covering those Persons who are covered by the Company’s current directors’ and officers’ liability insurance policy. In lieu of the purchase of such insurance by the Surviving Corporation, the Surviving Corporation may purchase a six (6) year “tail policy” under the Company’s existing directors’ and officers’ liability insurance coverage, and maintain such “tail policy” in full force and effect for its full term. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount in excess of 150% per year of the last annual premium paid by the Company and its Subsidiaries prior to the date hereof for directors’ and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph, and in the event that Parent or the Surviving Corporation would be required to expend an amount in excess of such maximum for such insurance coverage, they shall, instead, maintain the maximum amount of coverage available within the premium limits set forth herein.

(b) The Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party was an officer or director of the Company or any of its Subsidiaries prior to and including the Effective Time, including without limitation any such liability arising out of the Parent’s Form S-4 filed in connection with the Merger to the extent such liability solely relates to information about Parent, to the fullest extent permitted under the FBCA for officers and directors of Florida corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the FBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification hereunder.

(c) Until the sixth (6th) anniversary of the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Incorporation and Bylaws of the Company.

(d) Until the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Indemnified Parties. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.10 in connection with their enforcement of their rights provided in this Section 6.10.

(e) The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, articles, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.11 Nasdaq Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration (including upon the exercise of Company Options assumed by Parent pursuant to Section 2.9) to be approved for listing on the NGM or such other exchange or market as may be mutually agreed by the parties, in each case on or prior to the Effective Time.

6.12 Affiliates. The Company shall use commercially reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Parent, as soon as reasonably practicable and in any event prior to the Company Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to Parent, relating to required transfer restrictions on the Parent Common Stock received by them in the Merger pursuant to Rule 145 under the Securities Act.

6.13 Merger Sub. Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, and Parent shall cause Merger Sub to perform its obligations under this Agreement.

6.14 Resignation of Directors of the Company. Prior to the Effective Time, the Company shall cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Board of Directors of the Company effective immediately prior to the Effective Time.

6.15 FIRPTA Certificate. Immediately prior to the Closing, the Company shall furnish to Parent a certification in accordance with Treasury regulation §1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five-year period ending on the date the Closing occurs.

7.	CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

(b) Company Stockholder Approval. This Agreement shall have been adopted by the Company Required Vote;

(c) Parent Stockholder Approval. The Charter Amendment and the Stock Issuance shall each have been duly approved by the Parent Required Vote;

(d) NASDAQ Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement (including upon the exercise of Company Options assumed Pursuant to Section 2.9) shall have been listed on the NGM or such other exchange or market as may be mutually agreed by the parties;

(e) HSR Act. The waiting period under the HSR Act relating to the Transactions shall have expired or been terminated, as the case may be, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the Transactions (if any) shall have been obtained; and,

(f) No Injunctions or Restraints; Illegality. No statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger (each, a “Legal Restraint”) shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by Law:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such dates (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect, except for such failures to be true and correct, individually or in the aggregate, that do not constitute and could not reasonably be expected to result in a Company Material Adverse Effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) Company Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company and in form and substance satisfactory to Parent certifying as to the satisfaction of the conditions contained in Sections 7.2(a) and (b);

(d) No Material Adverse Effect. Since September 30, 2006, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect;

(e) Governmental Proceedings. There shall not be pending or threatened any suit, action or proceeding brought by any Governmental Entity, and there shall be no Legal Restraint that has the effect of, (i) challenging the Merger, seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and its Subsidiaries of any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent and its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, as a result of the Transactions, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling or operating in any material respect the business or operations of the Company or (iv) imposing material limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of common stock of the Surviving Corporation), including the right to vote the Company Common Stock (or shares of common stock of the Surviving Corporation) on all matters properly presented to the stockholders of the Company, except, in each case, where any such suits, actions, proceedings or Legal Restraints would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect upon consummation of the Transactions; and

(f) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Company and Parent shall have obtained or shall have in full force and effect all consents, approvals, qualifications, licenses, orders and authorizations of third parties required in connection with this Agreement and the Transactions, except for such consents, approvals, qualifications, licenses, orders and authorizations of third parties that the failure of which to obtain or have in full force and effect prior to the Effective Time would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect upon the consummation of the Transactions.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by Law:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such dates (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect, except for such failures to be true and correct, individually or in the aggregate, that do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the Transactions on the terms and conditions provided for herein;

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing;

(c) Parent’s Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Executive Officer or a Senior Vice President of Parent and in form and substance reasonably satisfactory to the Company certifying as to the satisfaction of the conditions contained in Sections 7.3(a) and (b);

(d) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Parent Material Adverse Effect; and,

(e) Governmental Proceedings. There shall not be pending or threatened any suit, action or proceeding brought by any Governmental Entity, and there shall be no Legal Restraint that has the effect of, (i) challenging the Merger, seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and its Subsidiaries of any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent and its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, as a result of the Transactions, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling or operating in any material respect the business or operations of the Company or (iv) imposing material limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of common stock of the Surviving Corporation), including the right to vote the Company Common Stock (or shares of common stock of the Surviving Corporation) on all matters properly presented to the stockholders of the Company, except, in each case, where any such suits, actions, proceedings or Legal Restraints would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect upon consummation of the Transactions.

8.	TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or approval of the Charter Amendment or the Stock Issuance by the stockholders of Parent:

(a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before May 15, 2008 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; provided, further, however, that either Parent or the Company may extend such date by an additional 90 days if on the Outside Date all of the conditions to the Closing set forth in Article VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that the waiting period under the HSR Act has not expired or been terminated;

(c) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party that has not taken all actions required by Section 6.5 or to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;

(d) by either Parent or the Company, if, (i) at the Company Stockholder Meeting at which a vote on this Agreement is taken, the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company has materially breached any of its obligations under Sections 5.3 or 6.2 or (ii) at the Parent Stockholder Meeting at which a vote on the Charter Amendment and Stock Issuance is taken, the Charter Amendment or the Stock Issuance shall not have been duly approved by the Parent Required Vote; and provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if Parent has materially breached any of its obligations under Sections 5.3 or 6.3;

(e) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified (in a manner adverse to Parent or Merger Sub) its approval or recommendation of the Merger or this Agreement, or approved or recommended any Competing Proposal with respect to the Company or publicly proposed to do any of the foregoing, (ii) the Company shall have materially breached any of its obligations under Section 5.3 or Section 6.2, (iii) a tender or exchange offer relating to any Company Securities has been commenced and the Company fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends the rejection of such tender or exchange offer, (iv) a Competing Proposal with respect to the Company is publicly announced, and the Company fails to issue, within ten Business Days after such Competing Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the adoption of the Agreement, or (v) the Company fails to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote to approve and adopt this Agreement;

(f) by the Company if (i) the Board of Directors of Parent shall have withdrawn or modified (in a manner adverse to the Company) its approval or recommendation of the Charter Amendment or the Share Issuance, or approved or recommended any Competing Proposal with respect to Parent or publicly proposed to do any of the foregoing, (ii) Parent shall have materially breached any of its obligations under Section 5.3 or Section 6.3, (iii) a tender or exchange offer relating to any Parent capital stock has been commenced and Parent fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Parent recommends the rejection of such tender or exchange offer, (iv) a Competing Proposal with respect to Parent is publicly announced, and Parent fails to issue, within ten Business Days after such Competing Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of Parent that the stockholders of Parent vote in favor of the Charter Amendment and Share Issuance, or (v) the Parent fails to include in the Proxy Statement the recommendation of the Board of Directors of Parent that its stockholders vote to approve the Charter Amendment and the Share Issuance;

(g) by Parent, if the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, does or could reasonably be expected to give rise to a failure of a condition set forth in Section 7.3(a) or (b) and cannot be or has not been cured within 30 days after the giving of written notice to the Company;

(h) by the Company, if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, does or could reasonably be expected to give rise to a failure of a condition set forth in Section 7.2(a) or (b) and cannot be or has not been cured within 30 days after the giving of written notice to Parent or Merger Sub, as applicable;

(i) by the Company if (i) this Agreement has not been adopted by the Company Required Vote at the Company Stockholder Meeting, (ii) the Board of Directors of the Company approves or recommends a Superior Competing Proposal with respect to the Company pursuant to Section 5.3(c) hereof, (iii) the Company shall have complied in all material respects with Section 5.3 hereof, (iv) on the date of such termination, the Company enters into a definitive agreement for, or consummates, the transactions contemplated by such Superior Competing Proposal and (v) on or prior to the date of such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(b) hereof;

(j) by Parent if (i) either the Charter Amendment or the Stock Issuance have not been adopted by the Parent Required Vote at the Parent Stockholder Meeting, (ii) the Board of Directors of Parent approves or recommends a Superior Competing Proposal with respect to the Parent, (iii) on the date of such termination, Parent enters into a definitive agreement for, or consummates, the transactions contemplated by such Superior Competing Proposal and (iv) on or prior to the date of such termination, Parent pays to Company in immediately available funds any fees required to be paid pursuant to Section 8.3(c) hereof; or

(k) by Parent or the Company, if with respect to antitrust matters, HSR approval has not been obtained before the expiration of 150 days after the date of the HSR filing; provided, however, that such 150 day period shall be extended for an additional 150 day period in the event that facts and circumstances existing at such time indicate that there is a reasonable possibility that HSR approval will be obtained within such additional 150 day period with the cooperation in good faith of both Parent and the Company in pursuing such approval.

8.2 Effect of Termination. Except as provided in Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 6.4(b), 8.3 and 9, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act and other Laws.

(b) If: (i) (x) this Agreement is terminated by both Parent and the Company pursuant to Section 8.1(a), or by either Parent or the Company pursuant to Section 8.1(d), in each case, as a result of the failure to obtain the Company Required Vote, and (y) within twelve (12) months after the date hereof a Competing Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the Company or any of its Subsidiaries; or (ii) this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(i), then the Company shall pay to Parent, upon the date of such announcement or communication in the case of (i) above, and simultaneously with such termination of this Agreement in the event of (ii) above, a fee in cash equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Company Termination Fee”), which Company Termination Fee shall be payable by wire transfer of immediately available funds to an account specified in writing by Parent.

(c) If: (i) (x) this Agreement is terminated by both Parent and the Company pursuant to Section 8.1(a), or by either Parent or the Company pursuant to Section 8.1(d), in each case, as a result of the failure to obtain the Parent Required Vote, and (y) within twelve (12) months after the date hereof a Competing Proposal with respect to the Parent shall have been publicly announced or otherwise communicated to the Parent; or (ii) this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(j), and provided that at the time of such termination the Company is not in material breach of this Agreement, then Parent shall pay to the Company, upon the date of such announcement or communication in the case of (i) above, and simultaneously with such termination of this Agreement in the event of (ii) above, a fee in cash equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Parent Termination Fee”), which Parent Termination Fee shall be payable by wire transfer in immediately available funds to an account specified in writing by the Company.

(d) Nothing in this Section 8.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company and approval of the Charter Amendment and Stock Issuance by the stockholders of Parent, no amendment may be made which by Law, or any rule or regulation of the AMEX or NGM requires further approval of Parent’s or Company’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

8.5 Waiver. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto and, subject to the proviso in the first sentence of Section 8.4, waive compliance with any of the other’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.	GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

(a)	If to Parent or Merger Sub:

Regeneration Technologies, Inc.
11521 Research Circle
Alachua, FL 32615
	Attention:	Brian K. Hutchison,
Chief Executive Officer
Fax: (386) 418-3608

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
	Attention:	Warren J. Nimetz, Esq.
Joseph F. Daniels, Esq.
Fax: (212) 318-3400

(b)	If to the Company:

Tutogen Medical, Inc.
13709 Progress Blvd., Box 19
Alachua, FL 32615
	Attention:	Guy L. Mayer
Chief Executive Officer
Fax: (386) 462-1421

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02112
	Attention:	Stanford N. Goldman, Jr.
Fax: (617) 542-2241

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the fifth Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

9.3 Interpretation. When a reference is made in this Agreement to Sections, subsections, schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) any rules, regulations and delegated legislation issued thereunder and by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.5 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous representations, warranties, agreements and understandings (other than the Confidentiality Agreement), both oral and written, between the parties with respect to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

9.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the Transactions, but no such transfer or assignment will relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and he enforceable by, the parties hereto and their respective successors and assigns.

9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except that the Indemnified Parties shall be intended beneficiaries of Section 6.10 and that following the Effective Time the stockholders of the Company shall be intended beneficiaries of Section 2.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Failure or Indulgence Not Waiver: Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.9 Governing Law: Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the DGCL as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principals of conflict of laws. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 8.2 hereof.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 6.10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

9.11 Certain Definitions. As used in this Agreement:

(a) The term “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

(b) The term “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by,” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(c) The term “knowledge”, and all variations thereof, with respect to any Party, means the actual knowledge of the executive officers and directors of such Party.

(d) The term “Person” shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which then shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions and Governmental Entities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

By:	/s/ Brian K. Hutchison
Name:	Brian K. Hutchison
Title:	Chairman of the Board and Chief Executive Officer

ROCKETS FL CORP.

By:	/s/ Brian K. Hutchison
Name:	Brian K. Hutchison
Title:	President

TUTOGEN MEDICAL, INC.

By:	/s/ Guy L. Mayer
Name:	Guy L. Mayer
Title:	President

EXHIBIT A

EXCHANGE PROCEDURES

(a) Exchange Agent. Parent’s stock transfer agent, Registrar and Transfer Company, shall act as Exchange Agent in the Merger.

(b) Parent to Provide Merger Consideration. Prior to the filing of the Certificate of Merger, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange through the procedures set forth herein, sufficient shares of Parent Common Stock to be exchanged pursuant to Section 2.7 of the Agreement, and dividends or distributions with respect thereto with a record date after the Effective Time, and sufficient cash for the payment of fractional shares of Parent Common Stock.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have other such provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive as part of the Merger Consideration, a (B) a check for cash in lieu of fractional shares of Parent Common Stock, any dividends or other distributions to which such holder is entitled pursuant to Section 2.7 and any other cash to which such holder is entitled, and the Company Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Closing, for all corporate purposes, to evidence the right to receive upon such surrender such a certificate and check. Any portion of the shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant to Section (b) above, which remains undistributed to the holders of the shares of Company Common Stock for 12 months after the Closing shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Exhibit A shall thereafter be entitled to receive from Parent such a certificate and check. Any such portion of such shares and cash remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts otherwise escheat to or become to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, and no cash in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, until the holder of record of such

1

Company Certificate shall surrender such Company Certificate. Subject to Law, following surrender of any such Company Certificate, there shall be paid to the holder of record of such Company Certificate representing the whole number of shares of Parent Common Stock to be issued in exchange therefor, without interest, at the time of such surrender, any cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock, or any check, is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is otherwise not payable.

(f) Withholding of Tax. Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or the Company Debenture such amounts as Parent (or any Affiliate, including the Surviving Corporation) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(g) Lost Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation the posting by such person of a bond in such reasonably amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2

EXHIBIT B

AMENDED AND RESTATED BYLAWS OF PARENT

AMENDED AND RESTATED BYLAWS

OF

REGENERATION TECHNOLOGIES, INC.

Adopted on                     , 200

10.

OFFICES

10.1 REGISTERED OFFICE. The registered office of the corporation in the State of Delaware shall be in the City of Dover, County of Kent, and the name of its registered agent shall be United Corporate Services, Inc.

10.2 OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

11.

MEETINGS OF STOCKHOLDERS

11.1 PLACE OF MEETING. All meetings of stockholders for the election of directors shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

11.2 ANNUAL MEETING. The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

11.3 VOTING LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

3

11.4 SPECIAL MEETING. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board or by the President of the corporation or by the Board of Directors or by written order of a majority of the directors and shall be called by the President or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purposes of the proposed meeting. The Chairman of the Board or the President of the corporation or directors so calling, or the stockholders so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

11.5 NOTICE OF MEETING. Written notice of the annual, and each special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than 10 nor more than 60 days before the meeting.

11.6 QUORUM. The holders of a majority of the shares of the corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of the corporation’s capital stock entitled to vote thereat, present in person or represented by proxy, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

11.7 VOTING. When a quorum is present at any meeting of the stockholders, the vote of the holders of a majority of the shares of the corporation’s capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes, of the Certificate of Incorporation or of these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder, bearing a date not more than three years prior to voting, unless such instrument provides for a longer period, and filed with the Secretary of the corporation before, or at the time of, the meeting. If such instrument shall designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

4

11.8 VOTING OF STOCK OF CERTAIN HOLDERS. Shares of the corporation’s capital stock standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the Board of Directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator, or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

11.9 TREASURY STOCK. The corporation shall not vote, directly or indirectly, shares of its own capital stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares of the corporation’s capital stock.

11.10 FIXING RECORD DATE. The Board of Directors may fix in advance a date, which shall not be more than 60 days nor less than 10 days preceding the date of any meeting of stockholders, nor more than 60 days preceding the date for payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change, or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining a consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, any such meeting and any adjournment thereof, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

12.

BOARD OF DIRECTORS

12.1 POWERS. The business and affairs of the corporation shall be managed by its Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

12.2 NUMBER, ELECTION AND TERM. The number of directors that shall constitute the whole Board of Directors shall be not less than one. Such number of directors shall from time to time be fixed and determined by the directors in accordance with the terms of the Eighth Article of the Certificate of Incorporation and shall be set forth in the notice of any

5

meeting of stockholders held for the purpose of electing directors. The directors shall be appointed or elected as set forth in the Eighth Article of the Certificate of Incorporation and each director elected shall hold office for the period set forth in the Eighth Article of the Certificate of Incorporation. Directors need not be residents of Delaware or stockholders of the corporation.

12.3 VACANCIES, ADDITIONAL DIRECTORS, AND REMOVAL FROM OFFICE. If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship; and a director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be duly elected and shall qualify, unless sooner displaced. Any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

12.4 REGULAR MEETING. A regular meeting of the Board of Directors shall be held each year, without other notice than this bylaw, at the place of, and immediately following, the annual meeting of stockholders; and other regular meetings of the Board of Directors shall be held each year, at such time and place as the Board of Directors may provide, by resolution, either within or without the State of Delaware, without other notice than such resolution.

12.5 SPECIAL MEETING. A special meeting of the Board of Directors may be called by the Chairman of the Board of Directors or by the President of the corporation and shall be called by the Secretary on the written request of any two directors. The Chairman or President so calling, or the directors so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

12.6 NOTICE OF SPECIAL MEETING. Written notice of special meetings of the Board of Directors shall be given to each director at least 48 hours prior to the time of such meeting. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, except that notice shall be given of any proposed amendment to the bylaws if it is to be adopted at any special meeting or with respect to any other matter where notice is required by statute.

12.7 QUORUM. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

6

12.8 ACTION WITHOUT MEETING. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof as provided in Article IV of these bylaws, may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

12.9 COMPENSATION. Directors, as such, shall not be entitled to any stated salary for their services unless voted by the stockholders or the Board of Directors; but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors. No provision of these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

13.

COMMITTEE OF DIRECTORS

13.1 DESIGNATION, POWERS AND NAME. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, including, if they shall so determine, an Executive Committee, each such committee to consist of two or more of the directors of the corporation. The committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the corporation as may be provided in such resolution. The committee may authorize the seal of the corporation to be affixed to all papers that may require it. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

13.2 MINUTES. Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

13.3 COMPENSATION. Members of special or standing committees may be allowed compensation for attending committee meetings, if the Board of Directors shall so determine.

7

14.

NOTICE

14.1 METHODS OF GIVING NOTICE. Whenever under the provisions of applicable statutes, the Certificate of Incorporation or these bylaws, notice is required to be given to any director, member of any committee, or stockholder, such notice shall be in writing and delivered personally or mailed to such director, member, or stockholder; provided that in the case of a director or a member of any committee such notice may be given orally or by telephone or facsimile or other secure electronic means, such as encrypted e-mail. If mailed, notice to a director, member of a committee, or stockholder shall be deemed to be given when deposited in the United States mail first class in a sealed envelope, with postage thereon prepaid, or when delivered through reputable, recognized overnight courier service, addressed, in the case of a stockholder, to the stockholder at the stockholder’s address as it appears on the records of the corporation or, in the case of a director or a member of a committee, to such person at his business address. If sent by telegraph, notice to a director or member of a committee shall be deemed to be given when the telegram, so addressed, is delivered to the telegraph company. If sent by other secure electronic means, such as encrypted e-mail, notice to a director or member of a committee shall be deemed to be given upon verification of receipt.

14.2 WRITTEN WAIVER. Whenever any notice is required to be given under the provisions of an applicable statute, the Certificate of Incorporation, or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

15.

OFFICERS

15.1 OFFICERS. The officers of the corporation shall be a Chairman of the Board and a Vice Chairman of the Board (if such offices are created by the Board), a President, one or more Vice Presidents, any one or more of which may be designated Executive Vice President or Senior Vice President, a Secretary and a Treasurer. The Board of Directors may appoint such other officers and agents, including Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers, in each case as the Board of Directors shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices may be held by the same person. No officer shall execute, acknowledge, verify or countersign any instrument on behalf of the corporation in more than one capacity, if such instrument is required by law, by these bylaws or by any act of the corporation to be executed, acknowledged, verified, or countersigned by two or more officers. The Chairman and Vice Chairman of the Board shall be elected from among the directors. With the foregoing exceptions, none of the other officers need be a director, and none of the officers need be a stockholder of the corporation.

15.2 ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the Board of Directors at its first regular meeting held after the annual meeting of stockholders or as soon thereafter as conveniently possible. Each officer shall hold

8

office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal, or until he shall cease to be a director in the case of the Chairman and the Vice Chairman.

15.3 REMOVAL AND RESIGNATION. Any officer or agent elected or appointed by the Board of Directors may be removed without cause by the affirmative vote of a majority of the Board of Directors whenever, in its judgment, the best interests of the corporation shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

15.4 VACANCIES. Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

15.5 SALARIES. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his also being a director.

15.6 CHAIRMAN OF THE BOARD. The Chairman of the Board (if such office is created by the Board) shall preside at all meetings of the Board of Directors or of the stockholders of the corporation. The Chairman shall formulate and submit to the Board of Directors or the Executive Committee matters of general policy for the corporation and shall perform such other duties as usually appertain to the office or as may be prescribed by the Board of Directors or the Executive Committee.

15.7 VICE CHAIRMAN OF THE BOARD. The Vice Chairman of the Board (if such office is created by the Board) shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board. The Vice Chairman shall perform such other duties as from time to time may be prescribed by the Board of Directors or the Executive Committee or assigned by the Chairman of the Board.

15.8 CHIEF EXECUTIVE OFFICER. Subject to the control of the Board of Directors, the Chief Executive Officer shall in general supervise and control the business and affairs of the corporation. He shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors. The Chief Executive Officer shall keep the Board of Directors and the Executive Committee fully informed and shall consult them concerning the business of the corporation. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these bylaws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed. He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally

9

performed by a Chief Executive Officer and such other duties as may be prescribed by the stockholders, the Board of Directors, or the Executive Committee. In the absence of the Chairman of the Board or the Vice Chairman of the Board (if such offices are created by the Board), the Chief Executive Officer shall preside at all meetings of the Board of Directors and of the stockholders. He may also preside at any such meeting attended by the Chairman or Vice Chairman of the Board if he is so designated by the Chairman, or in the Chairman’s absence by the Vice Chairman.

15.9 PRESIDENT. The President shall report to the Chief Executive Officer and shall implement the general directives, plans and policies formulated by the Chief Executive Officer. The President shall have authority to exercise all the powers delegated to him by the Chief Executive Officer. He may sign with the Secretary or any other officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof has been expressly delegated by these bylaws or by the Board of Directors to some other officer or agent of the corporation, or shall be required by law to be otherwise executed and shall perform such other duties as may be prescribed by the Chief Executive Officer, the Board of Directors, or the Executive Committee.

15.10 VICE PRESIDENTS. In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President, the Board of Directors or the Executive Committee.

15.11 SECRETARY. The Secretary shall (a) keep the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; (b) see that all notices are duly given in accordance with the provisions of these bylaws and as required by law; (c) be custodian of the corporate records and of the seal of the corporation, and see that the seal of the corporation or a facsimile thereof is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep or cause to be kept a register of the post office address of each stockholder which shall be furnished by such stockholder; (e) sign with the President, or an Executive Vice President or Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties normally incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

15.12 TREASURER. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and

10

payable to the corporation from any source whatsoever and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Section 7.03 of these bylaws; (c) prepare, or cause to be prepared, for submission at each regular meeting of the Board of Directors, at each annual meeting of the stockholders, and at such other times as may be required by the Board of Directors, the President or the Executive Committee, a statement of financial condition of the corporation in such detail as may be required; and (d) in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President, the Board of Directors or the Executive Committee.

15.13 ASSISTANT SECRETARY AND TREASURER. The Assistant Secretaries and Assistant Treasurers shall, in general, perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President, the Board of Directors, or the Executive Committee. The Assistant Secretaries and Assistant Treasurers shall, in the absence of the Secretary or Treasurer, respectively, perform all functions and duties which such absent officers may delegate, but such delegation shall not relieve the absent officer from the responsibilities and liabilities of his office. The Assistant Secretaries may sign, with the President or a Vice President, certificates for shares of the corporation, the issue of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

16.

CONTRACTS, CHECKS AND DEPOSITS

16.1 CONTRACTS. Subject to the provisions of Section 6.01, the Board of Directors may authorize any officer, officers, agent, or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

16.2 CHECKS. All checks, demands, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers or such agent or agents of the corporation, and in such manner, as shall be determined by the Board of Directors.

16.3 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board of Directors may select.

17.

CERTIFICATES OF STOCK

17.1 ISSUANCE. Each stockholder of this corporation shall be entitled to a certificate or certificates showing the number of shares of capital stock registered in his name on the books of the corporation. The certificates shall be in such form as may be determined by the Board of

11

Directors, shall be issued in numerical order and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. If any certificate is countersigned (1) by a transfer agent other than the corporation or any employee of the corporation, or (2) by a registrar other than the corporation or any employee of the corporation, any other signature on the certificate may be a facsimile. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class of stock; provided that, except as otherwise provided by statute, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and rights. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in the case of a lost, stolen, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and with such indemnity, if any, to the corporation as the Board of Directors may prescribe. Certificates shall not be issued representing fractional shares of stock.

17.2 LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require (1) the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require, (2) such owner to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed, or (3) both.

17.3 TRANSFERS. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. Transfers of shares shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney and filed with the Secretary of the corporation or the Transfer Agent.

17.4 REGISTERED STOCKHOLDERS. The corporation shall be entitled to treat the holder of record of any share or shares of the corporation’s capital stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or

12

interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

18.

DIVIDENDS

18.1 DECLARATION. Dividends with respect to the shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation.

18.2 RESERVE. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

19.

INDEMNIFICATION

19.1 THIRD PARTY ACTIONS. The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

19.2 ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The corporation shall indemnify any director or officer and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit

13

by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

19.3 MANDATORY INDEMNIFICATION. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

19.4 DETERMINATION OF CONDUCT. Any indemnification under Section 10.01 or 10.02 of this Article X (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.01 or 10.02 of this Article X. Such determination shall be made (a) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders.

19.5 PAYMENT OF EXPENSES IN ADVANCE. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

19.6 INDEMNITY NOT EXCLUSIVE. The indemnification and advancement of expenses provided or granted hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any other bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

14

19.7 DEFINITIONS. For purposes of this Article X:

(a) “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

(b) “other enterprises” shall include employee benefit plans;

(c) “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(d) “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

(e) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article X.

19.8 CONTINUATION OF INDEMNITY. The indemnification and advancement of expenses provided or granted hereunder shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

20.

MISCELLANEOUS

20.1 SEAL. The corporate seal, if one is authorized by the Board of Directors, shall have inscribed thereon the name of the corporation, and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

20.2 BOOKS. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at the offices of the corporation, or at such other place or places as may be designated from time to time by the Board of Directors.

15

21.

AMENDMENT

These bylaws may be altered, amended, or repealed by a majority of the number of directors then constituting the Board of Directors at any regular meeting of the Board of Directors without prior notice, or at any special meeting of the Board of Directors if notice of such alteration, amendment, or repeal be contained in the notice of such special meeting.

16

EXHIBIT C

BOARD OF DIRECTORS OF PARENT

2008: Peter F. Gearen, Michael J. Odrich, Adrian J.R. Smith, and Udo Henseler, M.D.

2009: Philip R. Chapman, Greg Rainey, Neal B. Freeman, and Guy L. Mayer

2010: Brian K. Hutchison, David J. Simpson, Julianne Bowler and Roy D. Crowninshield

17

EXHIBIT D

GUY L. MAYER EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on                          , 2008, by and between ROCKETS, INC. (the “Company”), a Delaware corporation having its principal address at 11621 Research Circle, Alachua, Florida 32615, Guy L. Mayer (“Executive”), and solely for purposes of Section 16 hereof, TITANS, INC. (the “Subsidiary”). The Company and Executive are collectively referred to as the “Parties” throughout this Agreement. For purposes of this Agreement, the Company includes any and all of its subsidiaries, affiliates, and any other company or entity owned and/or operated in whole or in part by any officer or director of the Company.

INTRODUCTION

The Company desires to employ the Executive. The Executive desires to accept employment during the term of this Agreement upon the terms and conditions in this Agreement.

In consideration of the covenants, mutual promises, representations, and understandings in this Agreement, the Parties agree as follows:

22. EMPLOYMENT.

22.1 Duties.

The Company agrees to employ the Executive and the Executive agrees to accept employment of the Company. Executive shall be the President of the Company during the term of this Agreement, and the duties of Executive shall be those of the President of the Company, subject to the directions and control of the Chief Executive Officer of the Company (the “Chief Executive Officer”). The Executive shall report to the Chief Executive Officer and shall perform such services consistent with his position as the Chief Executive Officer may direct from time to time, including, without limitation, having direct and primary responsibility for domestic and international distribution (excluding all of the Company’s direct sales operations), and serving for no additional compensation as an executive officer and/or director of any subsidiaries of the Company.

22.2 Term of Employment.

This Agreement shall become effective as of the date first written above, and shall cover the period of employment commencing on                     , 2008, to                     , 2010, unless this Agreement is terminated earlier as hereinafter provided (the “Employment Term”).

18

23. COMPENSATION AND BENEFITS

23.1 Annual Salary.

The Company shall pay to the Executive base salary at an annual rate of $400,000 for the first year of this Agreement, payable in accordance with the standard payroll policies of the Company. Thereafter, the Executive’s salary shall be reviewed by the Board of Directors of the Company and may be adjusted upward by the Board of Directors of the Company, but not downward.

23.2 Performance Bonus.

To provide a greater incentive for the Executive, a cash bonus shall be paid to the Executive during the first calendar quarter of each year of this Agreement, commencing in 2009, and based upon the performance of the Company and the performance of the Executive during the preceding year; provided, however, that the payment of any such bonus and the amount shall be within the sole discretion of the Company’s Board of Directors. Any such bonus will be prorated for the year 2008 from the date hereof. In the event that Executive meets the plans and targets that are determined by the Board of Directors to be his bonus targets for any given year, then his target bonus shall be 60% of his base salary.

23.3 Stock Options.

The Executive shall be eligible to receive such stock option grants and other equity-based awards at such times, in such amounts and subject to such terms and conditions as the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company may determine. All of Executive’s stock option grants shall continue to vest during the Consulting Period. Any new stock option granted to Executive after the date hereof will become exercisable for one-third of the shares subject to such option upon each anniversary of the grant of such option.

23.4 Business Expenses.

Except as otherwise provided in this Agreement, the Company shall pay, either directly or by reimbursement to the Executive, such reasonable and necessary business expenses incurred by the Executive in the course of his employment by the Company as are consistent with the Company’s policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Company.

23.5 Employee Benefits.

The Executive shall be entitled to such vacation days, sick days, insurance and other employee benefit programs as are established for all other executives of the Company, on the same basis as such other executives are entitled thereto; provided, Executive shall initially be entitled to 4 weeks paid vacation per year. The Company will make commercially reasonable efforts to provide that Executive shall be eligible for all such employee benefits plans upon the date hereof, subject to the terms and conditions of such plans. It is understood that the

19

establishment, change or termination of any such employee benefit program is within the sole discretion of the Company and that any such termination or change in any such program shall not affect this Agreement. During the Employment Term, the Company shall reimburse Executive for 100% of the amount of any premiums Executive is obliged to pay under the Company’s group health and dental insurance plans, and provide, at its expense, a life insurance policy on the life of Executive with at least a one million dollar ($1,000,000) death benefit payable to the beneficiary(ies) of Executive’s choosing.

24. DEVOTION TO EMPLOYMENT.

During the term of this Agreement, the Executive shall devote his full business time and attention to the Company, and the Executive shall not engage in any other gainful employment without the written consent of the Company. Notwithstanding the foregoing, Executive may serve as a director of up to two (2) corporations that are not Competing Organizations provided that the service does not interfere with Executive’s performance of responsibilities hereunder; provided, further, that in no event shall the Company be obligated to reimburse Executive for any of Executive’s expenses associated with such service. Nothing in this Agreement shall prohibit the Executive, however, from investing or trading in stocks, bonds, commodities, or other forms of investments in other companies or entities so long as such investments shall not constitute a conflict of interest.

25. TERMINATION OF EMPLOYMENT.

25.1 Voluntary Termination; Expiration of Term.

Either the Executive or the Company may voluntarily terminate the Executive’s employment with the Company at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. In the event that Executive voluntarily terminates this Agreement, he shall be entitled only to his vested and accrued salary and other benefits otherwise due him through his last day on payroll. In the event that: (1) the Company terminates Executive’s employment without “cause” (as set forth in Section 4.b. below) and other than for death, incompetence or disability, (2) Executive terminates his employment for Good Reason, (3) the Executive continuously serves the Company as President during the entire Employment Term, or (4) the Executive continuously serves the Company as President during the first year of the Employment Term, and the Executive and the Chief Executive Officer agree in writing that Executive should transition to the role of consultant, then the Company shall engage Executive, and Executive shall serve the Company as a consultant in exchange for compensation (biweekly and in accordance with the Company’s normal payroll practices) equal to his regular annual salary during the two year period subsequent to such termination, or the expiration of the Employment Term, as the case may be (the “Consulting Period”). Executive shall perform such services for the Company as specified by the Chief Executive Officer for a minimum of ten (10) hours per month during the Consulting Period. During the Consulting Period, Executive shall continue to be entitled to such medical benefits as he was entitled to receive pursuant to Section 2.e. hereof, and to vest in all previously granted stock options then outstanding. Executive shall not be entitled to accrue additional unearned bonuses or to receive any grants of stock options during the Consulting Period. “Good Reason” means: (1) a diminution of duties and responsibilities that are materially inconsistent with Executive’s duties and responsibilities set forth herein; (b) relocation by more than 50 miles of the Executive’s principal place of employment.

20

25.2 Termination For Cause.

The Company may immediately terminate the Executive’s employment (and, except as otherwise specifically provided hereunder, this Agreement) for cause by giving written notice (without regard to the thirty (30) day notice period provided in paragraph a. above) of such termination to Executive specifying the grounds therefor. The decision to terminate Executive’s employment for cause shall be made in the sole discretion of the Company’s Board of Directors. A termination for cause shall consist of one or more of the following events:

(a) Willful failure or refusal by the Executive to substantially perform the material duties of his employment hereunder;

(b) The conviction of the Executive of a felony, including without limitation, fraud, embezzlement or theft, whether or not such felony was committed in connection with the Company’s business;

(c) Use of alcohol or illegal drugs materially interfering with the performance of Executive’s duties and obligations under this Agreement, or Executive being under the influence of alcohol or illegal drugs at a facility of the Company;

(d) Willful or grossly negligent misconduct which results or could reasonably be expected to result in material damage to the business or assets of the Company;

(e) Willful breach of this Agreement or any material employment policy of the Company; or,

(f) Violation by Executive of any of the covenants set forth in Paragraphs 5, 6, 8, 9 and 10 of this Agreement.

25.3 Termination Upon Death, Incompetency, or Disability.

The Company shall have the right to terminate the Executive’s employment with the Company (and, except as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to the Executive as required by paragraph “a” above in the event that the Executive dies, is adjudicated incompetent, or is permanently disabled, as defined by this Agreement. In this Agreement, the term permanently disabled shall mean that the Executive is unable to perform adequately his or her regular duties under this Agreement as a result of sickness or accident and such disability condition appears to be permanent. The determination of permanent disability shall be made by the Company’s Board of Directors based upon physician supported evaluations as provided to the Company’s Board of Directors after consultation with the Executive’s primary physician.

21

26. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive acknowledges, recognizes and understands that, in connection with the Executive’s employment and consulting with the Company, the Executive has and will have access to certain proprietary, sensitive and confidential information of the Company including but not limited to: the identity of the Company’s clients, prospective clients, and other client information; the existence of negotiations with prospective clients of the Company; marketing data and plans; financial information and financial data not publicly disclosed; all drawings, records, sketches, and models; trade secrets and trade secrets relating to services of the Company; and, products sold or being developed by the Company (“Confidential Information”).

Executive also acknowledges, recognizes and understands that the Company owns or has access to various types of intellectual property that are protected or may be protected by copyright, trademark, patent, trade secret, or other laws. The types of intellectual property that are considered proprietary to the Company and that must be protected include but are not limited to: patent applications; trademarks; programs; source and relocatable code for all programs; engineering, research, and technical documents; unpublished product specifications; products sold or under development; and, information belonging to other companies that is provided to the Company under confidentiality agreements (“Intellectual Property”).

The Executive acknowledges and agrees that the maintenance of the confidentiality of the Confidential Information and Intellectual Property and restrictions on the use of the Confidential Information and Intellectual Property is essential to the Company. The provisions of this Paragraph 5 shall survive the termination of Executive’s employment with the Company.

27. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive shall not, during or after the termination of his employment and consulting with the Company: (a) directly or indirectly publish, disclose, reproduce, record, make facsimiles of, abstract, summarize, remove, make accessible, or misappropriate any Confidential Information or Intellectual Property as defined under this Agreement, to any person (including family members and friends), firm, corporation, or association or other entity, competitor or third party, for any reason whatsoever; or, (b) use, keep, or otherwise deal in or with such Confidential Information or Intellectual Property, except: (i) by court order or (ii) during employment with or engagement as a consultant by the Company, and for the benefit of the Company, in each case, without prior written permission of the Board of Directors of the Company. The Executive agrees not to disclose any Confidential Information or Intellectual Property to other employees of the Company or to any third parties, except on a need to know basis for the benefit of the Company or as authorized by the Board of Directors of the Company.

All of the Confidential Information or Intellectual Property listed in Paragraph number five (5) above is, and shall remain, the exclusive property of the Company, and shall not be removed from the Company’s premises, without the prior written consent of the Board of Directors of the Company. The Executive shall return all tangible items containing Confidential Information and Intellectual Property described in Paragraph number five (5) prior to or at the termination of his employment with the Company, and in the event he is engaged as a consultant

22

by the Company, upon the end of the Consulting Period. The Executive agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on the Company or the Executive. The Executive also acknowledges that he has been instructed by the Company that during his employment with or engagement as a consultant to the Company, he is not to divulge to the Company, its employees, or its consultants, any confidential information or intellectual property obtained by the Executive from any previous employers, entities, or persons. The provisions of this Paragraph 6 shall survive the termination of Executive’s employment with or engagement as a consultant to the Company and the termination of this Agreement.

28. IRREPARABLE HARM.

The Executive acknowledges and agrees that any disclosure of Confidential Information and Intellectual Property delineated in Paragraph number five (5) by the Executive would cause severe and irreparable harm to the Company. In the event there is a breach or a threatened breach by the Executive of the Non-Disclosure provisions of this Agreement, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such Confidential Information and Intellectual Property or from rendering a service to any person, firm, corporation, association, or other entity, to whom such information has been disclosed and to recover all costs of pursuing such remedy, including reasonable attorneys’ fees, costs, and expenses. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing other remedies as may be available to it for the Executive’s breach or threatened breach, including recovery of damages from the Executive. The provisions of this Paragraph 7 shall survive the termination of Executive’s employment with or engagement as a consultant by the Company and the termination of this Agreement.

29. EXECUTIVE DEVELOPMENTS.

The Executive is aware and understands that during the term of the Executive’s employment with or engagement as a consultant by the Company, the Executive may invent, create, develop, and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula (“Employee Developments”). The Executive agrees that all Employee Developments that may be developed or produced by the Executive during the Executive’s employment or engagement as a consultant by or the Company are and will be the property of the Company and that the Executive further agrees that he will, at the request of the Company, execute such documents the Company may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of the Company to the Company and he will cooperate with the Company in connection with any patent applications. In this regard, the Executive will, at all times, fully advise and inform the Company of all matters that the Executive may be developing or working on while employed by the Company. The Executive further agrees that upon the termination of his employment with the Company for any reason whatsoever, and in the event he is engaged as a consultant by the Company pursuant to Section 4.a. hereof, upon the end of the Consulting Period, the Executive shall immediately deliver and surrender to the Company any and all plans, documents and other materials of any nature relating to the Employee Developments. The Company may provide additional compensation to the Executive as consideration for Employee Developments in accordance with

23

any patent policy of the Company. The provisions of this Paragraph 8 shall survive the termination of Executive’s employment with and engagement as a consultant by the Company and the termination of this Agreement.

30. NON-COMPETITION.

Executive recognizes that the Company possesses several valuable and legitimate business interests such as Confidential Information and Intellectual Property as defined in Paragraph 5, above, substantial relationships with current or prospective customers, clients or vendors, and customer, client or vendor goodwill associated with the Company business. In recognition of these interests, and the Executive’s exposure to these interests, in the event of the termination of the Executive’s employment with the Company for any reason other than by the Company without cause, or by the Executive with Good Reason, the Executive agrees that for a period of two (2) years following the effective date of the termination, or in the event Executive is engaged as a consultant to the Company pursuant to Section 4.a. hereof, following the end of the Consulting Period (the “Restricted Period”), the Executive will not engage in or be associated with or employed, either as director, employee, owner, partner, contractor or consultant, by any entity which engages in the business of manufacturing, distributing, processing, procuring or recovering products made from allograft or xenograft tissue in the United States (each, a “Competing Organization”). The Competing Organizations that Employee agrees not to become employed by or in any way engage in or associate with during the Restricted Period include, without limitation: Axogen, Inc., Pegasus Biologics, Inc., Osiris Therapeutics, Inc., Southeast Tissue Alliance, Inc. (University of Florida Tissue Bank), Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic. The Employee also agrees that during the Restricted Period he will not participate in, assist with or in any way become associated with or employed by any new start up venture that is or will be engaged in the business of a Competing Organization, or which the Employer reasonably designates as a Competing Organization.

The Executive acknowledges that this restrictive covenant is reasonably necessary to protect the Company’ legitimate business interests, which are represented by, among other things, the substantial relationships between the Company and its licensees and tissue sources, as well as the goodwill established by the Company with licensees and tissue sources in the United States and other countries where the Company’s tissues are distributed over a protracted period, specialized training, and other legitimate business reasons.

The Executive recognizes that the Company would not sign this Agreement without the inclusion of this covenant, and the Executive confirms the sufficiency of the consideration received by the Executive, in the form of employment or continued employment by the Company, in accepting this covenant as a material term of this Agreement. The provisions of this Paragraph 9 shall survive the termination of Executive’s employment with and engagement as a consultant by the Company and the termination of this Agreement.

24

31. NON-SOLICITATION.

The Executive agrees during the Restricted Period, not to: (a) solicit any employee of the Company, or any subsidiary or affiliate of the Company, or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company; or (b) directly or indirectly attempt to solicit any client, customer or supplier of the Company, or any client, customer or supplier of any subsidiary or affiliate of the Company, or directly or indirectly interfere with the Company’s relationship, or any subsidiary’s or affiliate’s relationship, with any of its clients, customers or suppliers. The provisions of this Paragraph 10 shall survive the termination of Executive’s employment with or engagement as a consultant by the Company and the termination of this Agreement.

32. REMEDIES FOR BREACH OF LIMITATION OF EMPLOYMENT AND NON-SOLICITATION.

It is understood and agreed by the Parties that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 9 and 10, which injunctive relief shall be in addition to any other rights or remedies available to the Company. If such a violation occurs, the Executive shall be responsible for the payment of reasonable attorneys’ fees and other costs and expenses incurred by the Company in enforcing the covenants contained in Paragraphs 9 and 10, whether incurred at the trial level or in any appellate proceeding.

33. NON-DISPARAGEMENT.

While employed or engaged as a consultant by the Company or any affiliate of the Company and, provided the Company has complied with its obligations hereunder, after the Executive’s employment terminates for whatever reason, or if the Executive is engaged as a consultant by the Company pursuant to Section 4.a. hereof, after the Consulting Period, the Executive agrees not to disparage, denigrate, or comment negatively upon, either orally or in writing, the Company, or any of its affiliates, officers, or directors, to or in the presence of any person or entity.

34. INVALID PROVISION.

In the event any provision of this Agreement should be or become invalid or unenforceable, the invalid provision shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained in this Agreement should be or become too broad or extensive to permit enforcement of the covenant or provision to its full extent, then any restriction or covenant shall be enforced to the maximum extent permitted by law. The Executive consents and agrees that the scope of any restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce the restriction or covenant.

35. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three (3) arbitrators in the State of

25

Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear the expense of any arbitration proceeding and shall reimburse Executive for all reasonable costs and expense, including reasonable attorneys’ fees and expenses, if Executive is the prevailing Party.

36. APPLICABLE LAW AND VENUE.

This Agreement shall be interpreted under and governed by the laws of the State of Florida, without regard to choice of law provisions.

37. COMPLETE AGREEMENT.

The Executive acknowledges and agrees that no representation, promise, or agreement regarding the subject matter of this Agreement has been made to or with the Executive that is not provided for in this Agreement. This Agreement represents the complete Agreement between the Company and the Executive regarding the subject matter of this Agreement. Any representations or agreements regarding the subject matter of this Agreement not explicitly included in this Agreement are considered waived and/or merged into this Agreement, and are thus unenforceable. Any previous agreements between the Company or Subsidiary and the Executive regarding the subject matter of this Agreement, including without limitation that certain Employment Agreement, dated December, 2004, by and between Subsidiary and Executive, are superseded by the execution of this Agreement and are hereby terminated, effective immediately, such that they shall henceforth lack any continuing force or effect.

38. AMENDMENTS OR MODIFICATIONS.

No amendments or modifications to this Agreement shall be binding on any of the Parties unless such amendment or modification is in writing and executed by all of the Parties to this Agreement.

39. SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and, as to Executive, his legal heirs, successors and assigns.

40. CONSTRUCTION.

The Executive agrees and understands that the headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against the Company or the Executive.

41. NON-WAIVER.

The failure of the Company or the Executive in any instance to exercise any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege. All waivers by either the Company or the Executive must be contained in writing signed by the party to be charged, and in the case of the Company, by the Chief Executive Officer.

26

42. READ AND UNDERSTAND.

The Parties to this Agreement represent and agree that they have carefully read and fully understand all of the provisions of this Agreement and that they are entering into this Agreement with the intent to be bound by its terms and conditions. The Executive represents and agrees that his initials on each page of this Agreement is irrefutable evidence that he has read and fully understands all of the provisions of this Agreement.

27

IN THE PRESENCE OF WITNESSES, the Parties execute this fifteen (15) page Agreement.

DATED this      day of November 2007.

Executive:		On Behalf of ROCKETS, INC.:

Name:	Guy L. Mayer	Name:	Brian K. Hutchison
Signature:		Signature:
Title:	President	Title:	Chairman of the Board and Chief Executive Officer
Date:		Date:

Witness:		Witness:
Name:		Name:
Date:		Date:

On Behalf of TITANS, INC.:

		Name:	Brian K. Hutchison
Signature:
		Title:	President
Date:

Witness:
Name:
Date:

28